Exhibit 10.4

Execution Copy

REORGANIZATION AGREEMENT

by and among

CONOCOPHILLIPS,

DUKE CAPITAL LLC

and

DUKE ENERGY FIELD SERVICES, LLC

Dated as of May 26, 2005

i

Exhibits

Exhibit A	Termination Agreement
Exhibit B	Second Amended and Restated LLC Agreement
Exhibit C-1	Assignment of Subject Company Equity Interests
Exhibit C-2	Transfer of Equity Interests in Canadian Holding Company
Exhibit D	Empress Financial Statements
Exhibit E	Form of Transition Services Agreement
Exhibit F	Excluded Secondees
Exhibit G	Empress System Business Assignment
Exhibit H	Form of Condensate Crude Oil Purchase Agreement
Exhibit I	Form of Iso-Butanes Purchase Agreement
Exhibit J	Form of Normal Butanes Purchase Agreement
Exhibit K	Form of Extraction Agreement
Exhibit L	Form of Gas Supply Agreement

COP Disclosure Schedule

Schedule 1.1(a)	Required Empress Consents
Schedule 4.1(b)	Organizational Structure of ES Transferor and Jurisdiction and Capitalization of PTC
Schedule 4.2(b)	Exceptions to Title and Liens
Schedule 4.3	Consents and Approvals
Schedule 4.5(b)	Liabilities of the Empress System Business
Schedule 4.7(b)	Changes in Compensation
Schedule 4.8	Legal Proceedings
Schedule 4.9(a)	Material Contracts
Schedule 4.9(b)	Defaults under Material Contracts

Schedule 4.10(a)	COP-Owned Fee Properties
Schedule 4.10(b)	COP Leases
Schedule 4.11	Environmental Liabilities
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.14	Labor Relations
(a) Empress System Employees
(b) Collective Bargaining Agreements, etc.
Schedule 7.2(e)	Empress Licenses
Schedule 7.4	Conduct of the Empress System Business
(f) Capital Expenditures Schedule
Schedule 7.12	Guaranties
Schedule 7.14(a)	Radio Licences
Schedule 11.1(a)	Multiple Offer Employees
Schedule 11.1(d)(ii)	DB Transfer Amount Methodology
Schedule 12.18	Empress System Tax Representations
Schedule 13.11	Knowledge

Company Disclosure Schedule

Schedule 7.12	Guaranties
Schedule 7.14(d)	Radio Licences
Schedule 12.19	Canadian Assets Tax Representations
Schedule 13.11	Knowledge

Duke Disclosure Schedule

Schedule 13.11	Knowledge

v

REORGANIZATION AGREEMENT (this “Agreement”), dated as of May 26, 2005, by and among CONOCOPHILLIPS, a Delaware corporation (“COP”), DUKE CAPITAL LLC, a Delaware limited liability company (“Duke”), and DUKE ENERGY FIELD SERVICES, LLC, a Delaware limited liability company (“Company”).

RECITALS

Company indirectly owned all of the Equity Interests (as such term is defined below) in Texas Eastern Products Pipelines Company, LLC, a Delaware limited liability company (“TEPPCO GP”), which serves as the general partner of TEPPCO Partners, LP, a Delaware master limited partnership (“TEPPCO”). Company and Enterprise GP Holdings L.P. (“GP Purchaser”) are parties to a Purchase and Sale Agreement dated February 24, 2005 (the “TEPPCO Agreement”) pursuant to which Company sold to GP Purchaser all of the Equity Interests in TEPPCO GP (the “TEPPCO GP Sale” and “TEPPCO GP Equity Interests”, respectively) and TEPPCO Holdings, Inc., an indirectly wholly-owned subsidiary of Duke, sold certain limited partner units in TEPPCO.

In connection with the TEPPCO GP Sale, Company made a bona fide loan to Duke (the “Duke Note”) in an amount of $766,700,000, equal to 69.70% of the proceeds from the TEPPCO GP Sale, and a bona fide loan to COP (the “COP Note”) in an amount of $333,300,000, equal to 30.3% of the proceeds from the TEPPCO GP Sale.

COP desires to increase its indirect ownership interest in Company to a 50% Percentage Interest (as such term is defined below). This increase in COP’s indirect ownership interest in Company, and the corresponding dilution in Duke’s indirect ownership interest in Company, is to be accomplished through the transfers, distributions and contribution and the amendment and restatement of the Amended and Restated LLC Agreement (as defined herein) described below.

Duke, indirectly through DEFS Holding (as such term is defined below), owns an Equity Interest (as such term is defined below) in Company which has a 69.70% Percentage Interest. Duke, through DEFS Holding, is willing to transfer to COP Transferee (as such term is defined below) a portion of such Equity Interest equal to an approximate 6.47% Percentage Interest in accordance with and subject to the terms and conditions set forth in this Agreement.

All of the proceeds received by Company from the sale of the TEPPCO GP Equity Interests are to be distributed 100% to DEFS Holding in accordance with and subject to the terms and conditions set forth in this Agreement.

Company, through various subsidiaries, owns all of the Equity Interests in Canadian Holding Company and is willing to distribute those Equity Interests to DEFS Holding in accordance with and subject to the terms and conditions set forth in this Agreement.

COP, through one or more subsidiaries, owns the Empress System Business (as such term is defined below) and is willing to transfer the Empress System Business to Duke Transferee (as such term is defined below) in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“$” shall mean United States Dollars.

“Actively Employed” shall mean, with respect to an individual and a specified date, that such individual is an employee of the relevant entity on such date and is either performing his or her regular occupation for his or her employer on such date (either at such employer’s usual places of business or at some location to which such employer’s business requires the employee to travel) or is on a previously scheduled and approved time-off, or such other leave of absence that would not have prevented such employee (if he or she had become a Continuing Employee as of the Applicable Closing Date) from receiving immediate coverage as of the Applicable Closing Date under the welfare benefit plans maintained by such individual’s employer that will be provided to Continuing Employees pursuant to the provisions of Article XI.

“Affiliate” shall mean, with respect to any Person, a Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided, however, that for the absence of doubt, for periods after the Second Closing, neither Company nor any of its Subsidiaries shall be deemed an Affiliate of any member of the COP Group or the Duke Group.

“Agreed Terms and Conditions” shall mean, as to each Empress Commercial Agreement, general terms and conditions for such Empress Commercial Agreement that are mutually agreed to by COP and Duke pursuant to Section 3.2(b)(vi).

“Agreement” shall have the meaning set forth in the Preamble.

“Amended and Restated LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Company, dated as of March 31, 2000, by and between Phillips Gas Company, a Delaware corporation, and Duke Energy Field Services Corporation, a Delaware corporation, as amended by the First Amendment to Amended and Restated Limited Liability Company Agreement of Company, dated as of August 4, 2000, and by the Second Amendment to Amended and Restated Limited Liability Company Agreement of Company, dated as of July 29, 2004, and as further amended, restated or supplemented from time to time until the Second Closing Date.

“Applicable Basket” shall mean (a) with respect to the Organizational Representations and Warranties, $25,000,000 and (b) with respect to the Business Representations and Warranties (i) relating to the Empress System or the Empress System Business, $5,000,000 and (ii) relating to the Canadian Assets Business or the Canadian Assets Subsidiaries, $7,000,000.

“Applicable Cap” shall mean (a) with respect to the Organizational Representations and Warranties, $197,000,000 and (b) with respect to the Business Representations and Warranties (i) relating to the Empress System or the Empress System Business, $41,000,000 and (ii) relating to the Canadian Assets Business or the Canadian Assets Subsidiaries, $52,000,000.

“Applicable Closing” shall mean (a) with respect to the Subject Company Equity Interest, the First Closing, (b) with respect to the TEPPCO GP Sale Proceeds Amount, the Equity Interests in Canadian Holding Company, and the Second Closing Cash Amount, the Second Closing, and (c) with respect to the Empress System Business, the Empress Closing.

“Applicable Closing Date” shall mean (a) with respect to the Subject Company Equity Interest, the First Closing Date, (b) with respect to the TEPPCO GP Sale Proceeds Amount, the Equity Interests in Canadian Holding Company, and the Second Closing Cash Amount, the Second Closing Date, and (c) with respect to the Empress System Business, the Empress Closing Date.

“Applicable Transferee” shall mean (a) with respect to the Empress System Business, Duke Transferee and (b) with respect to the Equity Interests in Canadian Holding Company, DEFS Holding.

“Applicable Transferor” shall mean (a) with respect to the Empress System Business, ES Transferor, and (b) with respect to the Equity Interests in Canadian Holding Company, Company.

“Asset Conveyance Documents” shall mean those agreements, assignments, assumptions, assignment and novation agreements, transfers, conveyances, deeds, bills of sale, share transfers, powers of attorney and other instruments necessary to transfer the Empress System Business to Duke Transferee, including the Empress System Business Assignment.

“Assumed Liabilities” shall mean the “Assumed Liabilities” as defined in the Empress System Business Assignment.

“Beneficially Own” shall mean, with respect to any Equity Interest, having or sharing the power to direct or control the voting or disposition of such Equity Interest, and “Beneficial Ownership” has a corresponding meaning.

“Beneficial Owner” shall mean, with respect to any Equity Interest, a Person who Beneficially Owns such Equity Interest.

“Business” shall mean the “Business” as defined in the Empress System Business Assignment.

“Business Day” shall mean any day on which banks are generally open to conduct business in the State of New York.

“Business Representations and Warranties” shall mean all representations and warranties set forth in Articles IV, V and VI of this Agreement (other than Organizational Representations and Warranties), in each case, to the extent relating to the Empress System Business, the Canadian Assets Business or Company, as applicable.

“C$” shall mean Canadian Dollars.

“Canadian Assets Business” shall mean the businesses historically and currently conducted by Canadian Holding Company and the Canadian Assets Subsidiaries, including the assets and Liabilities thereof.

“Canadian Assets Easements” shall mean pipeline easements, rights-of-way, licenses and land use permits of or used by the Canadian Assets Subsidiaries.

“Canadian Assets Employee” shall mean any individual who is an employee of Company or a Subsidiary of Company principally employed in the Canadian Assets Business, including each such employee who is seconded to Company, Canadian Holding Company or a Canadian Assets Subsidiary other than those secondees listed on Exhibit F.

“Canadian Assets Material Adverse Effect” shall mean a Material Adverse Effect on the Canadian Assets Business, Canadian Holding Company or the Canadian Assets Subsidiaries, taken as a whole.

“Canadian Assets Subsidiary” or “Canadian Assets Subsidiaries” shall mean all of the Subsidiaries of Canadian Holding Company.

“Canadian Cash” shall mean, for any given date, all Canadian Dollars and Canadian cash equivalents (or United States Dollars or cash equivalents or cash or cash equivalents of any other denominations) held by Canadian Holding Company or any Canadian Assets Subsidiary as of such date.

“Canadian Holding Company” shall mean Duke Energy Field Services Canada Holdings, Inc., a Delaware corporation as to which all of the Equity Interests therein are held directly or indirectly by Company.

“CFC” means Conoco Funding Company, a Nova Scotia company.

“Claim Notice” shall have the meaning set forth in Section 10.3(a).

“Closing” shall mean as to each Applicable Closing Date, the consummation of the transactions scheduled to close on such Applicable Closing Date in accordance with the terms of this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commissioner” shall have the meaning set forth in the definition of “Required Governmental Consent.”

“Company” shall have the meaning set forth in the Preamble.

“Company Disclosure Schedule” shall mean those Schedules to this Agreement identified as being part of the “Company Disclosure Schedule” in this Agreement (including the table of contents thereof).

“Company Plans” shall mean all material employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control, fringe benefit, pension, retirement, profit sharing, stock appreciation, health, welfare, dental, disability, life insurance and similar plans, programmes, arrangements or practices relating to any Canadian Assets Employees that are sponsored or maintained by Company or any of its Affiliates or to which Company or any of its Affiliates contributes or is obligated to contribute on behalf of the Canadian Assets Employees, whether funded or unfunded, written or oral, insured or self-insured, registered or unregistered.

“Company Retained Subsidiaries” shall mean all Subsidiaries of Company other than Canadian Holding Company and the Canadian Assets Subsidiaries.

“Continuing Canadian Assets Employee” shall mean each Canadian Assets Employee as of the Second Closing Date.

“Continuing Employee” shall mean a Continuing Canadian Assets Employee or a Continuing Empress System Employee.

“Continuing Empress System Employee” shall have the meaning set forth in Section 11.1(a).

“Contribution Agreement” shall mean the Contribution Agreement, dated as of December 16, 1999, by and among Duke Energy, Phillips and the Company, as the same may be amended from time to time.

“Contribution Date” shall mean the Closing Date, as defined in the Contribution Agreement.

“Control” shall mean the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Exchange Act) of both of the following:

(a) (i) in the case of a corporation, Beneficial Ownership of more than 25% of the outstanding Equity Interests thereof, (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 25% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 25% of the beneficial interest therein; and (iv) in the case of any other entity, more than 25% of the economic or beneficial interest therein; and

(b) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity.

“Controlled Group Liability” shall have the meaning set forth in Section 4.13(d).

“COP” shall have the meaning set forth in the Preamble.

“COP Canada” shall have the meaning set forth in Section 3.2(b)(v).

“COP Canadian Pension Plan” shall mean the ConocoPhillips’ Pension Plan applicable to the Empress System Employees.

“COP Disclosure Schedule” shall mean those Schedules to this Agreement identified as being part of the “COP Disclosure Schedule” in this Agreement (including the table of contents thereof).

“COP Easements” shall have the meaning set forth in Section 4.10(c).

“COP Excess Canadian Cash” shall have the meaning set forth in Section 3.3(a).

“COP Group” shall mean COP and its Subsidiaries (other than Company, any Subsidiary of Company and PTC after the Applicable Closing).

“COP Indemnified Person” shall have the meaning set forth in Section 10.1.

“COP Intellectual Property” shall have the meaning set forth in Section 4.12(a).

“COP Leased Property” shall mean any real property demised pursuant to a COP Lease.

“COP Leases” shall have the meaning set forth in Section 4.10(b).

“COP Material Contracts” shall have the meaning set forth in Section 4.9(a).

“COP Note” shall have the meaning set forth in the Recitals.

“COP-Owned Fee Properties” shall have the meaning set forth in Section 4.10(a).

“COP Plans” shall mean all material employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control, fringe benefit, pension, retirement, profit sharing, stock appreciation, health, welfare, dental, disability, life insurance and similar plans, programs, arrangements or practices covering any Empress System Employees that are sponsored or maintained by COP or any of its Affiliates or to which COP or any of its Affiliates contributes or is obligated to contribute on behalf of the Empress System Employees, whether funded or unfunded, written or oral, insured or self-insured, registered or unregistered.

“COP Retained Affiliate” shall mean all Affiliates of COP other than PTC.

“COP Sale-Related Group” shall mean, collectively, ES Transferor and PTC; provided, that when used in Article VII, “COP Sale-Related Group” shall also mean each other Affiliate of COP that owns any or all of the Empress System Business at any time between the date hereof and the Applicable Closing Date.

“COP Sale-Related Material Adverse Effect” shall mean a Material Adverse Effect on the Empress System Business or PTC.

“COP Transfer” shall have the meaning set forth in Section 12.24.

“COP Transferee” shall mean CPGC.

“CPCL” shall mean ConocoPhillips Canada Limited, a Nova Scotia company.

“CPGC” means ConocoPhillips Gas Company, a Delaware corporation.

“CPGC Deficit Cash on Hand Amount” shall have the meaning set forth in Section 3.3(b).

“Damages” shall mean claims, liabilities, damages, penalties, judgments, assessments, losses, costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the party seeking indemnification under this Agreement, net of (a) any insurance proceeds which such party receives in respect of such matter net of any costs incurred by such party in the nature of increased insurance premiums or similar costs related to such recovery (determined on a reasonable present value basis) and (b) any indemnity payments (less costs of collection thereof) which such party receives from parties other than the party against whom such claim is asserted under this Agreement.

“DB Transfer Amount” shall have the meaning set forth in Section 11.1(d)(ii).

“Deficit Cash on Hand Amount” shall have the meaning set forth in Section 3.3(b).

“DEFS Holding” shall mean Duke Energy Enterprises Corporation (formerly Duke Energy Field Services Corporation), a Delaware corporation.

“DEFS Holding Excess Cash on Hand Amount” shall have the meaning set forth in Section 3.3(b).

“Designated Representatives” shall have the meaning set forth in Section 7.1(a).

“Direct Claim” shall have the meaning set forth in Section 10.3(a).

“Duke” shall have the meaning set forth in the Preamble.

“Duke Canadian Pension Plan” shall have the meaning set forth in Section 11.1(d)(i).

“Duke Disclosure Schedule” shall mean those Schedules to this Agreement identified as being part of the “Duke Disclosure Schedule” in this Agreement (including the table of contents thereof).

“Duke Energy” shall mean Duke Energy Corporation, a North Carolina corporation.

“Duke Group” shall mean Duke and its Subsidiaries (other than Company, any Subsidiary of Company, Canadian Holding Company (until the Second Closing) and any Canadian Assets Subsidiary (until the Second Closing)).

“Duke Indemnified Person” shall have the meaning set forth in Section 10.1.

“Duke Note” shall have the meaning set forth in the Recitals.

“Duke Transfer” shall have the meaning set forth in Section 12.24.

“Duke Transferee” shall mean one or more Subsidiaries of Duke designated by Duke (provided that no more than one Subsidiary of Duke shall be the “Duke Transferee” for purposes of the transfer of the Empress System from CFC).

“Empress Closing” shall mean the consummation of the transfer of the Business and assumption of the Assumed Liabilities.

“Empress Closing Date” shall mean (a) provided neither Section 7.16(a) or (b) is applicable, the Empress Target Closing Date and (b) if Section 7.16(a) or (b) is applicable, the Replacement Empress Closing Date.

“Empress Commercial Agreements” shall mean:

(a) a Condensate Crude Oil Purchase Agreement incorporating the terms set forth on Exhibit H, any Agreed Terms and Conditions relating thereto and any other terms agreed upon by COP and Duke;

(b) an Iso-Butanes Purchase Agreement incorporating the terms set forth on Exhibit I, any Agreed Terms and Conditions relating thereto and any other terms agreed upon by COP and Duke;

(c) a Normal Butanes Purchase Agreement incorporating the terms set forth on Exhibit J, any Agreed Terms and Conditions relating thereto and any other terms agreed upon by COP and Duke;

(d) an Extraction Agreement incorporating the terms set forth on Exhibit K, any Agreed Terms and Conditions relating thereto and any other terms agreed upon by COP and Duke; and

(e) a Gas Supply Agreement incorporating the terms set forth on Exhibit L, any Agreed Terms and Conditions relating thereto and any other terms agreed upon by COP and Duke.

“Empress Contingency” shall have the meaning set forth in Section 7.16(a).

“Empress Financial Statements” shall mean (a) the proforma December 31, 2004, unaudited balance sheet of the Empress System Business (including PTC) and (b) the proforma unaudited income statement of the Empress System Business (including PTC) for the fiscal year ending December 31, 2004, in each case attached as Exhibit D.

“Empress Plant” shall mean the 2,400 mmcfd cryogenic straddle plant on the TransCanada Pipelines Alberta system (including a 50,000 bbl/d natural gas liquids fractionator) included within the Empress System.

“Empress System” shall mean the “Assets” (as defined in the Empress System Business Assignment) which includes, for the avoidance of doubt, the PTC Pipeline.

“Empress System Amount” shall mean $233 million.

“Empress System Business” shall mean the “Business” (as defined in the Empress System Business Assignment) which includes, for the avoidance of doubt, the PTC Assets and Liabilities; provided, for the purpose of clarity, only the Assumed Liabilities of ES Transferor with respect to the Empress System Business shall be assumed by Duke Transferee in connection with the transactions contemplated hereby and such “Business” shall be transferred subject to the EnCana Dispute.

“Empress System Business Assignment” shall mean the General Assignment and Assumption Agreement in the form of Exhibit G.

“Empress System Employee” shall mean any individual who is an employee of COP or a Subsidiary of COP principally employed in the Empress System Business, including each such employee who is seconded to COP or a Subsidiary of COP.

“Empress Target Closing Date” shall mean the First Closing Date or, if the First Closing Date is a Canadian holiday, the next following Business Day that is not a Canadian holiday.

“EnCana Dispute” shall mean the disputes described on Schedule 4.8.

“Environmental Law” shall mean any and all applicable principles of common law and any and all applicable laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to the protection of the environment or to Hazardous Materials in any and all jurisdictions in which the party in question and its Subsidiaries own property or conduct business, including, but not limited to: (x) with respect to assets or properties located in the U.S., the U.S. Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, and the Oil Pollution Act of 1990; any U.S. state, local or other Governmental Entity laws implementing or substantially equivalent to the foregoing U.S. federal laws; any U.S. state, or local laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments; and all other U.S. environmental conservation or protection laws all as amended from time to time from enactment or adoption through the date of this Agreement and (y) with respect to assets or properties located in Canada, the Canadian Environmental Protection Act, Canadian Environmental Assessment Act, Fisheries Act, and Transportation of Dangerous Goods Act; any Canadian provincial, territorial or local or other Governmental Entity laws implementing or substantially equivalent to the foregoing Canadian federal laws; any Canadian provincial, territorial or local or other Governmental Entity laws pertaining to the handling of oil and gas exploration, production, gathering, and processing wastes or the use, maintenance, and closure of pits and impoundments; and all other Canadian environmental conservation or protection laws all as amended from time to time from enactment or adoption through the date of this Agreement.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or noncertificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person, or that is a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.

“ES Transferor” shall mean each of (a) CPCL, (b) CFC and (c) ConocoPhillips Company, a Delaware corporation; provided, however, that for purposes of representations and warranties made as of the date hereof, “ES Transferor” shall not include CFC, and for purposes of representations and warranties made as of the Applicable Closing Date, “ES Transferor” shall not include CPCL except in relation to its ownership of the Equity Interests in PTC; provided, further, that with respect to any provision in this Agreement relating to the payment of funds, “ES Transferor” shall solely mean CFC; provided further, however, that for purposes of Sections 12.18(d) and 12.22, “ES Transferor” shall not include ConocoPhillips Company.

“EUB” means the Alberta Energy and Utilities Board.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“First Closing” shall mean the Closing to be consummated on the First Closing Date.

“First Closing Cash Amount” shall mean $440 million.

“First Closing Date” shall mean July 1, 2005 unless any of the conditions to each Party’s obligations hereunder have not been satisfied or waived by such date, in which case the

“First Closing Date” shall be the first Business Day of the calendar month next following the month in which all conditions to each Party’s obligations hereunder have been satisfied or waived.

“GAAP” shall mean generally accepted accounting principles in the United States or in Canada, as applicable.

“Governmental Entity” shall mean any federal, state, provincial or territorial political subdivision or other government, governmental agency, department or instrumentality, regulatory authority, commission, board, tribunal or court, foreign or domestic.

“GP Purchaser” shall have the meaning set forth in the Recitals.

“Granting Party” shall have the meaning set forth in Section 7.1(a).

“Hazardous Materials” shall mean: (a) any chemicals, materials or substances defined or as included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or words of similar import, under any Environmental Law; (b) radioactive materials (other than naturally occurring radioactive materials), asbestos in any form that is or could be friable, polychlorinated biphenyls, radon, mercury, or lead-based paint; (c) any petroleum or petroleum products, natural gas or natural gas liquids; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity; and (e) regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.

“Hire Date” means, in the case of a Canadian Assets Employee or an Empress System Employee, the effective date of such individual’s employment with Duke or an Affiliate of Duke.

“HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax Return” means a Tax Return with respect to Income Taxes.

“Income Taxes” means U.S. federal, Canadian federal, provincial, territorial, state, local, municipal or foreign Taxes measured by income, net income and/or capital gain.

“Indemnified Party” shall mean the party seeking indemnification under Article VII or X.

“Indemnifying Party” shall mean the party against whom an indemnification claim is asserted under Article VII or X.

“knowledge” shall have the meaning set forth in Section 13.11.

“Liabilities” shall mean liabilities and obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

“Lien” shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, statutory deemed trust, charge or deposit arrangement or other arrangement having the practical effect of the foregoing.

“Material Adverse Effect” shall mean (a) with respect to the Empress System Business, the Canadian Assets Business or Company, as applicable, a material adverse effect on the business, operations, financial condition or results of operations of the Empress System Business, the Canadian Assets Business or Company, as applicable, and (b) with respect to any other Person, a material adverse effect on the business, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; in each case excluding effects reasonably attributable to the general state of the industries in which the Empress System Business, the Canadian Assets Business, Company, or such Person and its Subsidiaries, as applicable, operate (including natural gas and petroleum price levels), to general economic conditions in the United States and Canada (including prevailing interest rate and stock market levels) or to the transactions contemplated by this Agreement.

“Materiality Requirement” shall have the meaning set forth in Section 10.6.

“Minister” shall have the meaning set forth in the definition of “Required Governmental Consent.”

“Multiemployer Plans” shall have the meaning as set forth in Section 4.13(c).

“Multiple Offer Employees” shall have the meaning set forth in Section 11.1(a).

“NEB” means the National Energy Board of Canada.

“Neutral Firm” shall have the meaning set forth in Section 12.20(a).

“Organizational Representations and Warranties” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6, 4.8 (without giving effect to clause (i) thereof), 5.1, 5.2, 5.3, 5.4, 5.5 (without giving effect to clause (a) thereof), 6.1, 6.2, 6.3, 6.4 and 6.5.

“Party” shall mean each of Duke, Company and COP.

“Parent Company Agreement” shall mean the Parent Company Agreement, dated as of March 31, 2000, by and among Phillips, Duke Energy, Company and Duke Energy Field Services Corporation, as amended by that certain First Amendment to Parent Company Agreement, dated as of May 25, 2000, that certain Second Amendment to Parent Company Agreement, dated as of August 4, 2000, and that certain Third Amendment to Parent Company Agreement, dated as of July 29, 2004, including all exhibits, schedules, annexes and other documents attached or otherwise part of the foregoing, as further amended, restated, supplemented or otherwise modified from time to time.

“Pension Transfer Amount” shall have the meaning set forth in Section 11.1(d)(iii).

“Pension Transfer Date” shall have the meaning set forth in Section 11.1(d)(iii).

“Percentage Interest” shall have the meaning set forth in the Amended and Restated LLC Agreement.

“Permit” shall have the meaning set forth in Section 4.4.

“Permitted Encumbrances” shall mean, with respect to or upon any of the property or assets, whether owned as of the date hereof or thereafter, comprising the Empress System Business or the Canadian Assets Business, as applicable, any Liens, caveats, claims, rights (including rights of Governmental Entities), reservations, exceptions, easements, rights-of-way, conditions, restrictions (including restrictive covenants and zoning and land use restrictions imposed by applicable laws, regulations and ordinances), leases, licenses and other similar title exceptions or other imperfections of title, restrictions or encumbrances affecting such property or assets that either (a) affect such property or assets as of the date of this Agreement and are identified with reasonable particularity in the appropriate Disclosure Schedule, or (b) were not incurred in the borrowing of money and, individually and in the aggregate, do not and will not materially detract from the value of such property or assets or materially interfere with the use in the ordinary conduct of the business conducted with respect to such property or assets or present or impose any material financial obligations not reflected in the financial statements described in Section 4.5. Without limiting the generality of the foregoing definition, the following shall constitute “Permitted Encumbrances”: (x) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities or authorities in connection with the sale or conveyance of such properties or assets, if the same are customarily obtained subsequent to the transfer of title; and (y) the terms and conditions of all easements, rights-of-way, leases and licenses included within such properties and assets, but only to the extent such terms and conditions would be acceptable to a reasonably prudent person acquiring those easements, rights-of-way, leases and licenses for the purposes for which they have been used.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Entity.

“Phillips” means Phillips Petroleum Company, a Delaware corporation.

“Post-Closing Period,” with respect to any Person, means any taxable period beginning, with respect to such Person, after the Applicable Closing Date and the portion, beginning after such Applicable Closing Date, of any taxable period that includes, with respect to such Person, but does not end on, such Applicable Closing Date; provided, however, that for Canadian income Tax purposes, with respect to PTC, “Post-Closing Period” means any taxable period beginning, with respect to PTC, at or after the Applicable Closing and the portion, beginning at such Applicable Closing, of any taxable period that includes, with respect to PTC, but does not end prior to, such Applicable Closing. “Post-First Closing Period”, “Post-Second Closing Period” and “Post-Empress Closing Period” mean, respectively, the Post-Closing Period determined by reference to the specified Closing.

“Pre-Closing Period,” with respect to any Person, means any taxable period ending, with respect to such Person, on or prior to the Applicable Closing Date and the portion, ending on such Applicable Closing Date, of any taxable period that includes, with respect to such Person, but does not end on, such Applicable Closing Date; provided, however, that for Canadian income Tax purposes, with respect to PTC, “Pre-Closing Period” means any taxable period ending, with respect to PTC, prior to the Applicable Closing and the portion, ending immediately prior to such Applicable Closing, of any taxable period that includes, with respect to PTC, but does not end prior to, such Applicable Closing. “Pre-First Closing Period”, “Pre-Second Closing Period” and “Pre-Empress Closing Period” mean, respectively, the Pre-Closing Period determined by reference to the specified Closing. “PTC” shall mean Petroleum Transmission Company, a Canadian corporation.

“PTC Assets and Liabilities” shall mean (a) the assets consisting of easements, rights-of-way, permits, approvals, licenses and leases that are owned or held by PTC and over which the PTC Pipeline is located, and (b) the liabilities consisting of obligations owed by PTC to the counterparties including Governmental Entities under such easements, rights-of-way, permits, licenses and leases pursuant to the terms thereof as to periods following the Applicable Closing Date.

“PTC Pipeline” refers to the 6-inch 580 mile (933 km) pipeline system that transports (in batches) up to 15,000 bbl/d of propane, iso-butane and normal butane from the Empress Plant to PTC terminals, the Regina storage facilities and to interconnects with the Cochin pipeline.

“Radio Licence” means “radio licences” issued under the Radiocommunication Act (Canada) and the Regulations thereunder.

“Replacement Empress Closing Date” shall have the meaning set forth in Section 7.16(b)

“Requested Party” shall have the meaning set forth in Section 12.8.

“Requesting Party” shall have the meaning set forth in Section 12.8.

“Required Empress Consents” shall mean all consents or approvals (a) that are material to the conduct of the Empress System Business substantially in the manner conducted on the date hereof and on the Applicable Closing Date, (b) the failure to obtain which would materially adversely affect COP’s ability to consummate the transactions contemplated hereby or to perform its obligations hereunder, in each case with respect to the transfer of the Empress System Business, or (c) listed on Schedule 1.1(a).

“Required Governmental Consents” shall mean, to the extent applicable to the transactions contemplated by this Agreement, each of the following:

(a) the expiration or termination of any waiting periods under applicable United States antitrust or trade regulation laws and regulations, including under the HSR Act;

(b) the receipt of the confirmation of the EUB that it will approve the transfer of EUB Approval Number 6659 without any material adverse change to the terms and conditions that are attached to such EUB Approval Number 6659 (and with no subsequent indication to the contrary having been received);

(c) the NEB’s approval of the transfer of the PTC Pipeline and related facilities to Duke Transferee;

(d) the approval to transfer Permit to Operate a Storage Facility dated May 8, 2000 as required by The Hazardous Substances and Waste Dangerous Goods Regulations (Sask.) regarding Facility Code DI-5;

(e) any of (i) the receipt of an advance ruling certificate pursuant to section 102 of the Competition Act (Canada) from the Commissioner of Competition (the “Commissioner”) under the Competition Act (Canada), (ii) the waiver by the Commissioner of the obligation to notify and supply information under Part IX of the Competition Act (Canada) pursuant to paragraph 113(c) of the Competition Act (Canada), and confirmation, in writing, from the Commissioner that she has no intention to file an application under Part VIII of the Competition Act (Canada) (a “no-action letter”), or (iii) the expiry of the statutory waiting period under section 123 of the Competition Act (Canada) and the receipt of a no-action letter from the Commissioner; and

(f) the receipt by the acquiring Party of notification from the minister responsible under the Investment Canada Act (the “Minister”) that any requisite approvals by the Minister of such transaction have been granted or deemed to have been granted on terms and conditions satisfactory to the acquiring party acting reasonably.

“Second Amended and Restated LLC Agreement” shall mean the form of agreement attached as Exhibit B.

“Second Closing” shall mean the Closing to be consummated on the Second Closing Date.

“Second Closing Cash Amount” shall mean $398 million, as such amount may be adjusted by Section 3.3(b).

“Second Closing Date shall mean the first Business Day after the First Closing Date.

“Second Request” shall have the meaning set forth in Section 7.2(d).

“Section 12.6(c) Tax Proceeding” shall have the meaning set forth in Section 12.6(c).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shared Licenses” shall have the meaning set forth in Section 7.14(b).

“Subject Company Equity Interest” shall have the meaning set forth in Section 2.1(a).

“Subsidiary” shall mean, when used with respect to any Person, any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which such Person owns or controls, directly or indirectly, 50% or more of the outstanding voting securities or equivalent equity interests; provided, however, that for the avoidance of doubt, for periods after the Second Closing, neither Company nor any of its Subsidiaries shall be deemed a Subsidiary of any member of the COP Group or the Duke Group.

“Tax” or “Taxes” shall mean all taxes (whether U.S. federal, Canadian federal, state, provincial, territorial, local, municipal or foreign) based upon or measured by income, net income and/or capital gain and any other tax of any kind whatsoever, including gross receipts, profits, capital, windfall profits, excise, sales, use, occupation, value added, goods and services, harmonized, ad valorem, transfer, franchise, withholding, payroll, employment, health, excise, stamp, premium, capital stock, production, business and occupation, disability, severance, or real or personal property taxes, fees, or assessments of any kind whatsoever (including, for greater certainty, employment insurance contributions and Canada pension plan contributions) imposed by any Governmental Entity, and includes any liability in respect of taxes of another Person, together with any interest or penalties or any other additions to tax imposed with respect thereto.

“Tax Proceeding” means any Tax audit, contest, litigation or other proceeding with or against a Governmental Entity.

“Tax Returns” or “Returns” shall mean returns, declarations, elections, statements, reports, forms, designations, property tax renditions or other documents or information, whether in tangible or electronic form, including any schedules or attachments thereto, required to be filed with or supplied to any Taxing Authority and any amendments thereto.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“TEPPCO” shall have the meaning set forth in the Recitals.

“TEPPCO Agreement” shall have the meaning set forth in the Recitals.

“TEPPCO GP” shall have the meaning set forth in the Recitals.

“TEPPCO GP Equity Interests” shall have the meaning set forth in the Recitals.

“TEPPCO GP Sale” shall have the meaning set forth in the Recitals.

“TEPPCO GP Sale Proceeds Amount” shall mean $1,100,000,000 (and for clarification, excluding any adjustment under the TEPPCO Agreement to the purchase price for the TEPPCO GP Equity Interests or similar adjustment, all such adjustments being covered by Section 7.15).

“Term Sheet Termination Agreement” shall mean the Termination Agreement (Term Sheet), dated as of even date herewith, by and between COP and Duke Energy.

“Third-Party Claim” shall have the meaning set forth in Section 10.3(a).

“Trademarks and Logos” shall have the meaning set forth in Section 7.8.

“TSA” shall have the meaning set forth in Section 3.2(b)(v).

“Undertakings” shall have the meaning set forth in Section 7.12.

ARTICLE II

TRANSACTIONS

Section 2.1 Initial Sale. (a) On the First Closing Date, Duke shall cause DEFS Holding to sell, assign and transfer to COP Transferee an Equity Interest in Company that has an approximate 6.47% Percentage Interest (the “Subject Company Equity Interest”).

(b) The consideration for the sale, assignment and transfer of the Subject Company Equity Interest shall consist of the payment by COP Transferee to DEFS Holding of the First Closing Cash Amount on the First Closing Date.

Section 2.2 Second Closing Date Transfers, Contribution and Distributions; Restatement of LLC Agreement. On the Second Closing Date, the following actions shall occur in the order indicated below (and the Parties agree to confirm upon request from time to time by any Party that the following actions did occur in the order indicated below):

(a) If Duke has repaid in full the Duke Note, Company shall make a cash distribution to DEFS Holding in an amount equal to 100% of the TEPPCO GP Sale Proceeds Amount.

(b) (i) On or prior to the Second Closing Date, Company shall cause all indebtedness of the Canadian Holding Company or any Canadian Assets Subsidiary, other than indebtedness owed by any Canadian Assets Subsidiary to another Canadian Assets Subsidiary or to Canadian Holding Company, to be contributed to the capital or exchanged for shares of the obligor and any Liens securing such indebtedness to be released.

(ii) Company shall cause the distribution to DEFS Holding of all of the Equity Interests in the Canadian Holding Company.

(c) On the Second Closing Date COP shall make, or cause CPGC to make, a cash contribution to Company in an amount equal to the Second Closing Cash Amount.

(d) Each of Duke and COP shall cause the Second Amended and Restated LLC Agreement to be executed by DEFS Holding and CPGC, respectively.

Section 2.3 Empress Closing Date. Subject to Section 7.16, COP shall cause the Empress System Business to be assigned, transferred and conveyed to Duke Transferee and the consideration for the assignment, transfer and conveyance of the Empress System Business to, and the assumption of the Empress System Business by, Duke Transferee shall consist of the payment by Duke Transferee to ES Transferor of the Empress System Amount on the Empress Closing Date and the assumption by Duke Transferee of the Assumed Liabilities.

Section 2.4 Authorization of Company Action. No later than the First Closing Date, COP and Duke shall take such actions as may be necessary to cause their respective Subsidiary that serves as a member of Company to approve, authorize and instruct Company to engage in the transactions described in and contemplated by this Agreement.

ARTICLE III

THE CLOSING

Section 3.1 Closing Place and Date. Each Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002, at, in the case of the First Closing, 2:00 P.M., Houston, Texas time, on the First Closing Date, and at, in the case of the Second Closing, or the Empress Closing, 10:00 A.M., Houston, Texas time, on the Applicable Closing Date.

Section 3.2 Closing Date Deliveries.

(a) First Closing.

(i) COP Deliveries. At the First Closing, COP shall cause to be delivered the following:

(A) to Duke, the certificates required to be delivered by COP pursuant to Sections 7.16(a)(iii) and 8.1(a)(ii)(A);

(B) to Company, the certificate required to be delivered by COP pursuant to Section 8.3(a)(ii)(B); and

(C) to DEFS Holding, cash in an amount equal to the First Closing Cash Amount.

(ii) Duke Deliveries. At the First Closing, Duke shall cause to be delivered the following:

(A) to COP, the certificate required to be delivered by Duke pursuant to Section 8.2(a)(ii)(A);

(B) to Company, the certificate required to be delivered by Duke pursuant to Section 8.3(a)(ii)(A);

(C) to COP Transferee, an executed assignment of the Subject Company Equity Interest in the form of Exhibit C-1; and

(D) to COP Transferee, a certificate of non-foreign status of DEFS Holding which meets the requirements of Treasury Regulation 1.1445-2(b)(2).

(iii) Company Deliveries. At the First Closing, Company shall cause to be delivered the following:

(A) to COP, the certificate required to be delivered by Company pursuant to Section 8.2(a)(ii)(B);

(B) to Duke, the certificate required to be delivered by Company pursuant to Section 8.1(a)(ii)(B); and

(C) to Canadian Holding Company or any Canadian Assets Subsidiary any amount payable pursuant to Section 3.3(a)(ii).

(b) Other Closings.

(i) COP Deliveries. At the Applicable Closing, COP shall cause to be delivered and contributed the following:

(A) subject to Section 7.16, to Duke Transferee, duly executed and (where applicable) notarized Asset Conveyance Documents pursuant to which the Empress System Business including the Equity Interests in PTC is transferred and conveyed to Duke Transferee, together with notarized copies of all resolutions by the board of directors (or similar management body) of ES Transferor to authorize such transfer and by the board of directors (or similar management body) of PTC and all other actions that are required to be taken to authorize and effect the transfer of the Equity Interests in PTC; and

(B) to Company from CPGC on the Second Closing Date, cash in an amount equal to the Second Closing Cash Amount.

(ii) Duke Deliveries. Subject to Section 7.16, at the Applicable Closing, Duke shall cause to be delivered to ES Transferor, cash in an amount equal to the Empress System Amount.

(iii) Company Deliveries. At the Second Closing (or, as to the distribution described in clause (C) below, on the sixth Business Day after the Second Closing Date), Company shall cause to be distributed and delivered the following:

(A) to DEFS Holding, if Duke has repaid in full the Duke Note, cash in an amount equal to the TEPPCO GP Sale Proceeds Amount;

(B) to DEFS Holding, an executed transfer of all of the Equity Interests in Canadian Holding Company in the form of Exhibit C-2, together with all resolutions by the directors (or similar management body) of Company and (if applicable) Canadian Holding Company and other actions required to be taken to authorize or effect that transfer as a distribution by Company to DEFS Holding; and

(C) to DEFS Holding and CPGC, cash in the amount required by Section 3.3(b).

(iv) Second Amended and Restated LLC Agreement. At the Second Closing, each of COP, Duke and Company shall execute (or cause their respective Subsidiaries to execute, as applicable) and deliver to the other Parties counterparts of the Second Amended and Restated LLC Agreement.

(v) Transition Services Agreement. On the Applicable Closing Date for the Empress System Business, Duke Transferee and ConocoPhillips Canada Resources Corp. (“COP Canada”) shall enter into a Transition Services Agreement substantially in the form attached as Exhibit E, as modified and completed as follows (the “TSA”).

(A) The term shall be for a period of seven months commencing on the Applicable Closing Date, unless Duke Transferee elects to early terminate such service upon 30 days prior written notice.

(B) The services to be provided pursuant to the TSA shall be those services that have been provided by or through COP Canada or its Affiliates to the Empress System Business during the 12-month period preceding the Applicable Closing Date, to the extent so requested by Duke Transferee and to the extent not reasonably objected to by COP Canada (it being reasonable for COP Canada to object if it would require that COP Canada retain additional resources).

(C) The services shall notwithstanding anything in paragraph (b) but subject to the balance of this paragraph (c) include SAP, Entero Vision and desktop support. The services shall notwithstanding anything in paragraph (b) exclude (i) services currently performed by Empress System Employees who become Continuing Empress System Employees; (ii) the provision of shrinkage make-up or fuel gas or services with respect thereto; (iii) the provision of any configuration or source code information with respect to SAP; (iv) payroll services for the Continuing Empress System Employees after the Applicable Closing Date; (v) if Roger Baxter and/or John Doyle become Continuing Empress System Employees, Entero Vision support formerly provided by such employees; (vi) any services, including data access and internet connections, for the NGL marketing group of the Empress System Business once Duke completes transition to using Duke computer systems; or (vii) any IT or other support for computers owned by Duke or any of its Affiliates. Duke Transferee will use all reasonable efforts to cease using Entero Vision support by the second month after Applicable Closing Date, but in any event Duke shall cease using Entero Vision support by no later than the third month after the Applicable Closing Date. Duke Transferee shall also use all reasonable efforts to cease using IT support services for SAP by the third month after the Applicable Closing Date, but in any event shall cease using IT support services for SAP by the fourth month after the Applicable Closing Date.

(D) The rates for the services provided by COP Canada pursuant to the TSA shall be calculated to equal the amounts necessary to reimburse COP Canada for its fully burdened costs (without any profit mark-up) in providing such services.

(E) Modifications as may be agreed to by COP Canada and Duke Transferee, each acting reasonably.

(vi) Empress Commercial Agreements. At the Applicable Closing for the transfer of the Business, each of COP and Duke shall execute (or cause their respective Subsidiaries to execute, as applicable) and deliver to the other Party counterparts of the Empress Commercial Agreements. COP and Duke shall use commercially reasonable efforts to agree upon general terms and conditions for each Empress Commercial Agreement.

(vii) Termination Agreement. At the Second Closing, the Parties shall execute and deliver (or cause to executed and delivered) an agreement in the form attached hereto as Exhibit A providing for the termination of the Parent Company Agreement in its entirety and for the terms and provisions thereof to have no further force or effect other than the provisions of Article VI of the Parent Company Agreement that provide for the termination of the Governance Agreement, as defined therein, which termination of the Governance Agreement shall continue to be valid and effective.

(c) Closing Actions. The cash payments and cash distributions, as applicable, to DEFS Holding, CPGC, ES Transferor and Company pursuant to Sections 3.2 and 3.3 shall be made by wire transfer of immediately available funds in United States Dollars to one or more accounts designated by the Person entitled to receive such payment or distribution. In connection with the Applicable Closing, COP shall take such actions as are necessary to cause PTC to have no assets or liabilities other than the PTC Assets and Liabilities.

(d) Asset Conveyance Documents. COP, Duke and Company shall cooperate in the preparation of all Asset Conveyance Documents, and all instruments referenced in Section 7.3(a), and the final form and content of all Asset Conveyance Documents and such instruments shall be subject to the approval of each of COP, Duke and Company, such approval not to be unreasonably withheld or delayed, but in any event such Asset Conveyance Documents and such instruments shall (a) not provide any representations, warranties or covenants (other than that the Applicable Transferor is transferring and the Applicable Transferee is assuming the Empress System Business, or Equity Interests being transferred) or otherwise cause COP or the Applicable Transferor to incur any greater liability than as contained in this Agreement and (b) shall be sufficient to transfer, subject to Section 7.16, the Empress System Business in its entirety to the Duke Transferee.

Section 3.3 Company Distributions. (a) On the First Closing Date, (i) the Company will (and Duke and COP will cause the Company to) determine an amount (the “COP Excess Canadian Cash”) equal to 30.3% of the amount, if any, by which Canadian Cash on the First Closing Date exceeds C$53,131,000, and (ii) if Canadian Cash is less than C$53,131,000 on such date, then Company shall transfer, or cause to be transferred by a Subsidiary of Company that is not Canadian Holding Company or any Canadian Assets Subsidiary, to Canadian Holding Company or any Canadian Assets Subsidiary, an aggregate amount of Canadian Dollars equal to the amount of any such deficit; provided, however, that any Profits or Losses (as defined in the Second Amended and Restated LLC Agreement) arising solely from such transfer (or a receipt or payment made to fund such transfer) shall be allocated 69.7% to DEFS Holding and 30.3% to CPGC.

(b) On the sixth Business Day after the Second Closing Date, the Company will (and Duke and COP will cause the Company to) distribute cash on hand (excluding

Canadian Cash and any proceeds from the transactions contemplated by the Reorganization Agreement, including, but not limited to, the TEPPCO GP Sale Proceeds Amount and cash in the amount contributed pursuant to Section 3.2(b)(i)(B)) in excess of $280 million (such $280 million to be reduced by any third-party debt principal payments, and by capital expenditures to the extent such capital expenditures both (i) are in excess of $100,000,000 and (ii) require approval of Company’s Board of Directors and are approved after the date hereof and prior to the Second Closing Date by at least one of the Phillips Directors (as defined in the Amended and Restated LLC Agreement), in each case of such principal payments and capital expenditures, to the extent made between January 1, 2005 and the Second Closing Date) in the ratio of 69.7% to DEFS Holding (such amount to be distributed to DEFS Holding, the “DEFS Holding Excess Cash on Hand Amount”) and 30.3% to CPGC; provided, that in the event such cash on hand is less (the amount of any such deficit, the “Deficit Cash on Hand Amount”) than $280 million (such $280 million to be subject to the same reductions described immediately above), then DEFS Holding and CPGC shall on the sixth Business Day after the Second Closing Date contribute in the ratio of 69.7% by DEFS Holding and 30.3% by CPGC (such amount to be contributed by CPGC, the “CPGC Deficit Cash on Hand Amount”) an aggregate amount of cash equal to Deficit Cash on Hand Amount; and provided, however, that either (A) if the DEFS Holding Excess Cash on Hand Amount is equal to or greater than the COP Excess Canadian Cash, then the amount of cash distributed to DEFS Holding shall be reduced by, and the amount of cash distributed to CPGC shall be increased by, an amount equal to the COP Excess Canadian Cash, (B) if the CPGC Deficit Cash on Hand Amount is equal to or greater than the COP Excess Canadian Cash, then the amount of cash contributed by DEFS Holding shall be increased by, and the amount of cash contributed by CPGC shall be reduced by, an amount equal to the COP Excess Canadian Cash, (C) if the DEFS Holding Excess Cash on Hand Amount is less than the COP Excess Canadian Cash, then (i) the DEFS Holding Excess Cash on Hand Amount shall be distributed to CPGC (instead of to DEFS Holding) and (ii) the Second Closing Cash Amount shall be reduced by an amount equal to two times the excess of the COP Excess Canadian Cash over the DEFS Holding Excess Cash on Hand Amount, or (D) if the CPGC Deficit Cash on Hand Amount is less than the COP Excess Canadian Cash, then (i) the CPGC Deficit Cash on Hand Amount shall be contributed to the Company by DEFS Holding (instead of by CPGC) and (ii) the Second Closing Cash Amount shall be reduced by an amount equal to two times the excess of the COP Excess Canadian Cash over the CPGC Deficit Cash on Hand Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COP

COP hereby represents and warrants that, except as disclosed in the COP Disclosure Schedule:

Section 4.1 Corporate Organization. (a) COP and ES Transferor are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization. Each of COP and ES Transferor has the organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction (whether federal, state, provincial, territorial, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect on COP or ES Transferor.

(b) Schedule 4.1(b) of the COP Disclosure Schedule sets forth the organizational structure of ES Transferor and the jurisdiction and capitalization of PTC. All of the outstanding Equity Interests of PTC are validly issued, fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, and such Equity Interests are owned by CPCL free and clear of any Lien with respect thereto. PTC (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) is duly licensed or qualified to do business and in good standing in each jurisdiction (whether federal, state, provincial, territorial, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate would not have a Material Adverse Effect on PTC or the Empress System Business, and (iii) has all requisite organizational power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as described above, at the Applicable Closing there will not be any Equity Interests in PTC issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating PTC to issue, transfer or sell any of its Equity Interests, or any agreements, arrangements, or understandings granting any Person any rights in PTC. Except as set forth in Schedule 4.1(b) of the COP Disclosure Schedule, PTC does not hold any interest in any corporation, partnership, joint venture or other entity.

Section 4.2 Authority; Title; No Violation. (a) COP has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by all organizational action on the part of COP. No other organizational proceedings on the part of COP or any member of the COP Sale-Related Group are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by COP and, assuming due authorization, execution and delivery by Duke and Company, constitutes a valid and binding obligation of COP, enforceable against COP in accordance with its terms.

(b) Subject to the EnCana Dispute, at the Applicable Closing, ES Transferor shall have good title to the Empress System Business and CPCL shall own all of the issued and outstanding Equity Interests in PTC, in each case, free and clear of any Liens, restrictions on transfer or voting or preemptive rights. COP and ES Transferor have the full power, right and authority to transfer and convey, or cause to be transferred and conveyed, to Duke Transferee at the Applicable Closing the Empress System Business (including the Equity Interests in PTC), subject to the EnCana Dispute.

(c) The execution, delivery and performance of this Agreement by COP do not, and the consummation by COP or any member of the COP Sale-Related Group of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws or other organizational documents of COP or any member of the COP Sale-Related Group, (ii) constitute a breach or violation of, or a default under, or trigger any “change of control” rights or remedies under, or give rise to any Lien, any acceleration of remedies, any buy-out or purchase right or any right of first offer or refusal or of termination under, any indenture, license, contract, agreement or other instrument to which COP or any member of the COP Sale-Related Group or of any of its respective Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, or (iii) assuming receipt of the Required Governmental Consents, violate any law, rule, regulation, judgment, decree or order applicable to COP or any member of the COP Sale-Related Group or any of their respective properties or assets, except in the case of (ii) and (iii) above for such breaches, violations, defaults, liens, accelerations or rights as would not reasonably be expected, individually or in the aggregate, to result in a COP Sale-Related Material Adverse Effect or to adversely affect the ability of COP or any members of the COP Sale-Related Group to consummate the transactions contemplated by this Agreement.

Section 4.3 Consents and Approvals. Except for the Required Governmental Consents and as set forth on Schedule 4.3 of the COP Disclosure Schedule, no notice to, filing with, authorization of, exemption by, or consent or approval of, or the taking of any other action in respect of any Governmental Entity or any other Person on the part of COP or any member of the COP Sale-Related Group is necessary for the consummation by COP or ES Transferor of the transactions contemplated by this Agreement, except (a) where the failure to provide such notice, make such filing, or obtain such authorization, exemption, consent or approval would not, individually or in the aggregate, reasonably be expected to result in a COP Sale-Related Material Adverse Effect, or to adversely affect the ability of COP or any member of the COP Sale-Related Group to consummate the transactions contemplated by this Agreement and (b) any notices, consents or approvals required by the Amended and Restated LLC Agreement.

Section 4.4 Permits; Compliance with Applicable Law. As of the Applicable Closing Date, each member of the COP Sale-Related Group shall hold all licenses, franchises, registrations, permits, and authorizations (each, a “Permit”) necessary for the lawful conduct of the Empress System Business under and pursuant to all, and have complied with and are not in default under and/or in violation of any, applicable law, statute, Permit, order, rule or regulation of any Governmental Entity relating to any member of the COP Sale-Related Group or the Empress System Business (including the PTC Assets and Liabilities), as applicable, except in each case where the failure to hold such Permit or such noncompliance or default would not, individually or in the aggregate, have a COP Sale-Related Material Adverse Effect. To COP’s knowledge, the Empress System Business is not being nor has it been conducted in violation of any applicable law or any order, writ, injunction or decree of any Governmental Entity, except for any such violations which would not, individually or in the aggregate, have a COP Sale-Related Material Adverse Effect. No member of the COP Sale-Related Group has received any notice or other communication from any Governmental Entity asserting (i) any violation of law, statute, ordinance, order, rule or regulation or the terms of an agreement with any Governmental Entity, (ii) any violation of or failure to comply with any term or requirement of any Permit, or (iii) any revocation, withdrawal, suspension, cancellation, termination or modification of any Permit, except for violations, failures to comply, revocations, withdrawals, suspensions, cancellations, terminations or modifications which would not in the aggregate reasonably be expected to have a COP Sale-Related Material Adverse Effect. No notice of any pending investigation or violation of, noncompliance with or alleged liability under, any law, statute, ordinance, order, rule, regulation or Permit has been received by any member of the COP Sale-Related Group which would, individually or in the aggregate, reasonably be expected to have a COP Sale-Related Material Adverse Effect.

Section 4.5 Financial Statements and Information; Undisclosed Liabilities. The Empress Financial Statements fairly present in all material respects the results of the consolidated (or combined) operations and consolidated (or combined) financial positions of the Empress System Business, as the case may be, for the respective fiscal periods or as of the respective dates therein set forth. Each of such statements complies with applicable accounting requirements with respect thereto; and each of such statements has been prepared in accordance with GAAP consistently applied during the periods involved except as noted on such statements. There are no liabilities required by GAAP to be set forth on a consolidated (or combined) balance sheet of the Empress System Business, except (i) as set forth on the Empress Financial Statements, and (ii) for liabilities incurred in the ordinary course of business since December 31, 2004 and which would not have a Material Adverse Effect on the Empress System Business. At or prior to the Applicable Closing Date, the Empress System Business will be transferred and conveyed to Duke Transferee without any indebtedness to any Person.

Section 4.6 Broker’s Fees. Neither COP nor any of its Subsidiaries (including the COP Sale-Related Group) nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement which would be payable by Company, any Subsidiary of Company, PTC, Duke or any Subsidiary of Duke.

Section 4.7 Absence of Certain Changes or Events. Except for changes or events consented to or approved by Duke in writing pursuant to Section 7.4, from December 31, 2004 through the date of this Agreement, the Empress System Business has been operated in the ordinary and normal course in all material respects and there has not been:

(a) any event (whether covered by insurance or not) which, individually or in the aggregate, has had or would reasonably be expected to have a COP Sale-Related Material Adverse Effect;

(b) except as set forth on Schedule 4.7(b), any increase in compensation (including severance or termination pay) payable to or to become payable to any consultants, officers, directors, employees or agents working in connection with the Empress System Business or any change in any insurance, pension, or other benefit plan, payment or arrangement made to, for or with any of such consultants, officers, directors, employees or agents, in each case other than (i) increases or changes reasonably consistent with past practices and applicable to at least 10% of the employees of COP and its Subsidiaries, or (ii) other increases that are in accordance with past practice and are not material in the aggregate;

(c) any change in financial accounting methods, principles or practices by the Empress System Business materially affecting its assets, Liabilities or businesses, except insofar as may have been required by a change in GAAP;

(d) any indebtedness for borrowed money incurred with regard to the Empress System Business other than from COP or its Affiliates, any issuance of debt securities by either ES Transferor or PTC in relation to the Empress System Business, or other than to COP or its Affiliates, any assumption, guarantee, endorsement or other action which would result in the Empress System Business having responsibility for the obligations of any other Persons, or any mortgage or encumbrance on properties or assets of the Empress System Business, other than Liens that do not materially restrict or detract from the value of such properties or assets; or

(e) any declaration, setting aside or payment of any dividend or any other similar distribution (other than in cash), directly or indirectly, with respect to PTC’s securities.

Section 4.8 Legal Proceedings. (a) As of the date of this Agreement, except as set forth on Schedule 4.8 of the COP Disclosure Schedule, neither COP nor ES Transferor nor any of their respective Subsidiaries is a party to any, and there are no pending or, to COP’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or otherwise affecting any ES Transferor or any of its Subsidiaries which (i) arise out of or relate to the Empress System Business and would reasonably be expected to result in material injunctive relief or in damages to any ES Transferor and any of their Subsidiaries in excess of $1,000,000 in the aggregate or (ii) would adversely affect the ability of COP to consummate and cause ES Transferor to consummate the transactions contemplated by this Agreement.

(b) As of the date of this Agreement, there are no injunctions, orders, judgments or decrees imposed upon or otherwise affecting COP or any of its Subsidiaries or assets which, individually or in the aggregate, have had, or would reasonably be expected to have, a COP Sale-Related Material Adverse Effect.

Section 4.9 Contracts. (a) Schedule 4.9(a) of the COP Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all contracts, agreements and commitments of the following categories, whether oral or written, express or implied, primarily relating to the Empress System Business or by which any of the assets or properties comprising the Empress System Business are bound (excluding the agreements to be entered into on the Closing contemplated by this Agreement) (collectively, the “COP Material Contracts”):

(i) any contract (other than gas or natural gas liquids purchase and/or sale agreements) involving or requiring expenditures or receipts of more than $200,000 in any calendar year and not cancelable or terminable within one year from the Applicable Closing Date;

(ii) any contract (other than those contracts described in clause (viii) immediately below) involving or requiring expenditures or receipts of more than $500,000 in any calendar year or any material contract that grants a right of first refusal or a right of first negotiation or other preferential right to a third-party;

(iii) any partnership, joint venture or operating agreements with regard to material assets of the Empress System Business;

(iv) any contract containing covenants limiting the freedom to engage in any line of business or compete with any Person or operate at any location;

(v) any contract between ES Transferor or PTC relating to the Empress System Business, on one hand, and any Affiliate of COP (other than ES Transferor and PTC), on the other hand;

(vi) any collective bargaining agreement;

(vii) any employment, personal services, consulting, noncompetition, severance, golden parachute or similar contract, for officers, directors or other individuals either (x) having a term of longer than one year or (y) requiring payments in excess of $75,000 per calendar year;

(viii) any contract having a term of one year or more that pertains to the purchase, sale, processing, treating, compression, gathering, storage, exchange, extraction, transportation or transmission or marketing of natural gas in all its forms and all other hydrocarbons (including such contracts relating to liquid products), together with all deposits (either in products or cash) related to such contracts, involving the delivery or receipt of more than 1,000 mcf per day (or 200 bbl/d if relating to liquid products), and any liquids balancing agreement or similar arrangement;

(ix) any contract that pertains to the processing of natural gas having a term that exceeds 31 days and involving the delivery or receipt of more than 50 mmcfd;

(x) any contract that pertains to the purchase, sale, processing, treating, exchange, extraction, transportation or transmission or marketing of natural gas liquids involving the delivery or receipt of more than 50,000 bbls over the term of the contract or that pertains to the storage of natural gas liquids involving more than 30,000 bbls over the term of the contract;

(xi) any contract entered into since December 31, 2004 for the acquisition or disposition, sale or lease of properties or assets (by merger, purchase or sale of assets or stock or otherwise) requiring aggregate expenditures or receipts in excess of $1,000,000;

(xii) any material lease of one or more railcars; and

(xiii) any commitment or agreement to enter into any of the foregoing.

(b) As of the date of this Agreement, each COP Material Contract is a valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally) obligation of ES Transferor or PTC. As of the date of this Agreement, there is no default under any COP Material Contract by any member of the COP Sale-Related Group or, to COP’s knowledge, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by any member of the COP Sale-Related Group, or to COP’s knowledge, any other party, which default or event, individually or in the aggregate, would reasonably be expected to have a COP Sale-Related Material Adverse Effect. As of the date of this Agreement, no party to any COP Material Contract has given notice to any member of the COP Sale-Related Group or made a claim against any member of the COP Sale-Related Group with respect to any breach or default thereunder which breach or default, individually or in the aggregate, would reasonably be expected to have a COP Sale-Related Material Adverse Effect. As of the date of this Agreement, there has been no amendment or modification of any of the COP Material Contracts except as specifically listed in Schedule 4.9(a) of the COP Disclosure Schedule. The enforceability of any COP Material Contract shall not be impaired by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, and, as of the date of this Agreement, no COP Material Contract requires that a transaction of the kind contemplated by this Agreement receive the approval of any party to such COP Material Contract, except where such impairments or failures to receive approvals, individually or in the aggregate, would not reasonably be expected to have a COP Sale-Related Material Adverse Effect.

(c) PTC is not a party to any loan agreement, mortgage, indenture, security agreement or other agreement or instrument relating to the borrowing of money by, or any extension of credit to, PTC.

(d) As of the date of this Agreement, COP has delivered to Duke or otherwise made available to Duke at the offices of COP or its Subsidiaries true, correct and complete copies of all COP Material Contracts relating to the Empress System Business.

Section 4.10 Real Property. (a) Fee Properties. Except as otherwise set forth on Schedule 4.10(a) of the COP Disclosure Schedule, as of the date of this Agreement, ES Transferor or PTC owns good and marketable and record title to all real property listed on Schedule 4.10(a) of the COP Disclosure Schedule (collectively, the “COP-Owned Fee Properties”), free and clear of all Liens and encumbrances, except for Permitted Encumbrances and subject to the EnCana Dispute. Schedule 4.10(a) of the COP Disclosure Schedule identifies all real property assets the fee title to which is owned or held by ES Transferor or PTC as of the date of this Agreement and which are material to the Empress System Business.

(b) Realty Leases. As of the date of this Agreement, with respect to all leases of real property of or used by ES Transferor or PTC with respect to the Empress System Business (collectively, the “COP Leases”), beneficial interest in the COP Leases relating to the Empress System Business is owned and held by ES Transferor in each case free and clear of Liens, encumbrances and claims of those claiming by, through, or under COP or any member of the COP Sale-Related Group, but not otherwise, subject to Permitted Encumbrances. Schedule 4.10(b) of the COP Disclosure Schedule identifies all leases of real property, other than easements and rights-of-way, a leasehold interest in which is owned or held by ES Transferor or PTC, as of the date of this Agreement and which are material to the Empress System Business. Except as otherwise set forth in Schedule 4.10(b) of the COP Disclosure Schedule, as of the date of this Agreement each of the COP Leases is a valid, binding and enforceable (except as such enforceability may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally) obligation of each of the lessee and of the lessor under such COP Lease. As of the date of this Agreement, except where, individually or in the aggregate, there would not reasonably be expected to be a COP Sale-Related Material Adverse Effect or as otherwise set forth in Schedule 4.10(b) of the COP Disclosure Schedule, (A) the enforceability of any of the COP Leases will not be impaired by the execution or delivery of this Agreement, and (B) no member of the COP Sale-Related Group is currently participating in any discussions or negotiations regarding termination of any COP Lease of a property at which such member of the COP Sale-Related Group conducts business operations prior to the scheduled expiration of such COP Lease by reason of a breach or alleged breach by the tenant thereunder.

(c) Easements. As of the date of this Agreement, with respect to pipeline easements, rights-of-way, licenses and land use permits of or used by ES Transferor or PTC with respect to the Empress System Business (collectively, the “COP Easements”), beneficial interest in the COP Easements is owned or held by ES Transferor or PTC, in each case free and clear of Liens, encumbrances and claims of those claiming by, through, or under COP or the COP Sale-Related Group, but not otherwise, subject to Permitted Encumbrances.

Section 4.11 Environmental Matters. As of the date of this Agreement, except for matters that, individually or in the aggregate, would not reasonably be expected to have a COP Sale-Related Material Adverse Effect, (i) the properties, operations and activities of COP and its Affiliates (with respect to the Empress System Business) have been and are in compliance with all applicable Environmental Laws; (ii) COP and its Affiliates (with respect to the Empress System Business) are not subject to any existing, pending or, to COP’s knowledge, threatened, action, suit, proceeding or remediation activity under any Environmental Law; (iii) Hazardous Materials have not at any time been released or disposed of at the properties currently owned, operated, leased or used by COP or its Affiliates (with respect to the Empress System Business), and Hazardous Materials were not released or disposed of at properties previously owned, operated, leased or used by COP or its Affiliates (with respect to the Empress System Business) at any time prior to the sale or other disposition of such previously owned properties; (iv) the previous and current methods of releasing or disposing of Hazardous Materials generated, used, treated, recycled or stored at, upon or under the properties previously or currently owned, operated, leased or used by COP or its Affiliates relating to the Empress System Business, have been disclosed to Duke, and none of COP or its Affiliates (with respect to the Empress System Business) are subject to any liability under applicable Environmental Laws arising in connection with the transportation and off-site disposal of any such Hazardous Materials; and (v) COP has not restricted access for the review of and copying by Duke all of the environmental reports, documents, data and other information prepared by or for COP or its Affiliates relating to the properties previously or currently owned, operated, leased or used by COP or its Affiliates in connection with the Empress System Business; provided, however, that the foregoing representations, as they apply to any property, operation, activity or any member of the COP Sale-Related Group prior to the date such property, operation, activity or member of the COP Sale-Related Group became owned or controlled, directly or indirectly, by COP, shall be limited to COP’s knowledge.

Section 4.12 Intellectual Property. (a) As of the date of this Agreement, except for the Trademarks and Logos of COP, ES Transferor has such ownership of or such rights by license or other agreement to use all patents and patent applications, trademarks and service marks, trademark and service mark registrations and applications, trade names, logos, copyrights and copyright registrations and applications technology, know-how, processes and other intellectual property rights, United States or foreign (collectively, the “COP Intellectual Property”), as are necessary to permit the Duke Transferee of the Empress System Business to conduct the Empress System Business as currently conducted, except where the failure to have such ownership, license or right to use would not, individually or in the aggregate, have a COP Sale-Related Material Adverse Effect.

(b) As of the date of this Agreement, (i) to COP’s knowledge, neither the use of the COP Intellectual Property nor the conduct of the business of the COP Sale-Related Group as currently conducted infringes the intellectual property rights of any third-party and there are no present or threatened infringements of the COP Intellectual Property by any third-party, except, in either case, for such infringements which would not, individually or in the aggregate, have a COP Sale-Related Material Adverse Effect; and (ii) there are no pending or, to COP’s knowledge, threatened proceedings or litigation or other adverse claims by any person relating to the use by any member of the COP Sale-Related Group of any COP Intellectual Property or any third-party intellectual property.

Section 4.13 Employee Benefit Plans. (a) Schedule 4.13(a) of the COP Disclosure Schedule includes a complete list of all COP Plans that are in effect as of the date of this Agreement. None of the COP Plans listed in Schedule 4.13(a) of the COP Disclosure Schedule is sponsored or maintained by PTC.

(b) As of the date of this Agreement, with respect to each COP Plan listed in Schedule 4.13(a) of the COP Disclosure Schedule, COP has delivered or made available to Duke a true, correct and complete copy of the current summary plan description and plan document.

(c) As of the date of this Agreement, no COP Plans listed in Schedule 4.13(a) of the COP Disclosure Schedule are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”) None of PTC or any of its ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of PTC or any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of COP or any of its ERISA Affiliates that would be, or would reasonably be expected to become, a liability following the Applicable Closing of Duke, PTC or any of their respective Affiliates. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations.

(e) Except as specifically provided in Article XI and except for equity or other long-term incentive compensation granted by COP and its Affiliates to Empress System Employees, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any material payment or benefit to any Empress System Employee. The consummation of the transactions contemplated by this Agreement will not constitute a “change in ownership or control” of COP within the meaning of Treasury Regulation Section 1.280G 1.

(f) With respect to the COP Canadian Pension Plan, as of the date of this Agreement: (i) COP has delivered to Duke true and correct copies of the most recent actuarial report, funding agreement and annual information return filed with the Canada Revenue Agency; (ii) it has been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable laws, statutes, rules and regulations, and in accordance with its terms; (iii) to COP’s knowledge, no fact or circumstance exists that would reasonably be expected to adversely affect the existing tax status of the COP Canadian Pension Plan; (iv) except as provided in this Agreement, it has not been the subject of any proposed or completed merger or asset transfer; and (v) no fact or circumstance exists that has given rise to, or could reasonably be expected to give rise to, a partial wind-up or termination.

Section 4.14 Labor Relations. (a) Schedule 4.14(a) of the COP Disclosure Schedule sets forth a true, correct and complete list of all Empress System Employees as of May 9, 2005. COP has delivered to Duke information regarding each Empress System Employee’s job title, base salary or base wages, original hire date, service date, accrued vacation, and employer’s name (including whether such Empress System Employee’s employment is covered by a collective bargaining agreement). To COP’s knowledge and except as would not, individually or in the aggregate, reasonably be expected to cause a COP Sale-Related Material Adverse Effect, all Empress System Employees are lawfully permitted under applicable immigration laws, statutes, rules and regulations to work in the country in which they perform the primary duties of their employment.

(b) As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to cause a COP Sale-Related Material Adverse Effect, with respect to the Empress System Employees, COP and its Affiliates are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, employment discrimination, equal opportunity, affirmative action, workers’ compensation, pay equity, unemployment insurance, immigration and occupational safety and health. There are no outstanding claims, complaints, investigations or orders under any such applicable laws, except for claims, complaints, investigations, orders or failures to comply that would not, individually or in the aggregate, reasonably be expected to cause a COP Sale-Related Material Adverse Effect. None of COP and its Affiliates are engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, except as would not, individually or in the aggregate, reasonably be expected to cause a COP Sale-Related Material Adverse Effect. As of the date of this Agreement, there is no labor dispute, strike, slowdown, stoppage or lockout actually pending, or, to COP’s knowledge, threatened against or affecting the employment of any of the Empress System Employees. Except as identified on Schedule 4.14(b) of the COP Disclosure Schedule, there are no collective bargaining agreements or other labor union agreements or binding understandings (in respect of collective agreements) relating to the employment of any of the Empress System Employees. As of the date of this Agreement, COP has no knowledge of any labor union organizing activity within the last year relating to Empress System Employees. To COP’s knowledge, no union has applied to have COP and its Affiliates declared a related or successor employer pursuant to applicable laws with respect to Empress System Employees.

(c) Except as would not, individually or in the aggregate, reasonably be expected to cause a COP Sale-Related Material Adverse Effect, (i) there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of the Empress System Employees, (ii) COP and its Affiliates have not been reassessed in respect of the Empress System Employees under such legislation during the past three years, and (iii) to COP’s knowledge, no audit in respect of the Empress System Employees is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 4.15 Transactions with Affiliates. Except for transactions contemplated by this Agreement, (a) no director or officer of COP or its Affiliates is currently directly or indirectly a party to any transaction with ES Transferor or PTC relating to the Empress System Business, including in each case any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payment to any such director or officer, and (b) with respect to the Empress System Business, neither ES Transferor nor PTC has any outstanding material contract, agreement or other arrangement with COP or any of its Affiliates and has not engaged in any material transaction with COP or its Affiliates, in each case since December 31, 2004.

Section 4.16 Personal Property. As of the date of this Agreement, ES Transferor and PTC own and hold valid title to, or leasehold interests in, the personal property owned or used by them in respect of the Empress System Business, free and clear of all Liens, except for such Liens which, individually or in the aggregate, would not reasonably be expected to have a COP Sale-Related Material Adverse Effect, and subject to the Encana Dispute.

Section 4.17 Insurance. Each of ES Transferor and PTC is, and has been continuously since January 1, 2003 (or, if later, the date such Person became a Subsidiary of COP or Phillips), insured with COP-affiliated insurance companies or with third-party insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the business as conducted by such Person during such time period. As of the date of this Agreement, neither ES Transferor nor PTC has received any notice of cancellation or termination with respect to any insurance policy of such Person which would reasonably be expected to have a COP Sale-Related Material Adverse Effect. COP has made available to Duke accurate and complete copies of all such insurance policies in effect as of the date of this Agreement.

Section 4.18 Public Utility Holding Company Act. No member of the COP Sale-Related Group is a “public utility company” or a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.19 Sufficiency of Contribution. The Empress System Business to be conveyed to Duke Transferee on the Applicable Closing Date by the Asset

Conveyance Documents delivered at that time will constitute all property, rights and assets that are necessary for Duke Transferee to continue the operation of the Empress System Business after the Applicable Closing Date on substantially the same basis as the Empress System Business is presently being operated by COP, ES Transferor, PTC and their respective Affiliates.

Section 4.20 Operatorship. CPCL is the duly appointed operator of the Empress System.

Section 4.21 Residency. Each of CPCL and CFC is not a non-resident within the meaning of that term in the Income Tax Act (Canada).

Section 4.22 Registration. Each of CPCL and CFC is registered under Part IX of the Excise Tax Act (Canada) with registration numbers 10109 6576 RT0001 and 88448 7711 RT0001, respectively.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants that, except as disclosed in the Company Disclosure Schedule:

Section 5.1 Corporate Organization. Company is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Company has the organizational power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction (whether federal, state, provincial, territorial, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect on Company.

Section 5.2 Authority; Title; No Violation. (a) Company has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by all organizational action on the part of Company. No other organizational proceedings on the part of Company are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery by Duke and COP, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms.

(b) At the Second Closing, (i) Company shall own all of the issued and outstanding Equity Interests in Canadian Holding Company, and (ii) Canadian Holding Company or a Canadian Assets Subsidiary shall own all of the issued and outstanding Equity Interests in each Canadian Assets Subsidiary, in each case free and clear of any Liens, restrictions on transfer or voting or preemptive rights. Company has the full organizational power, right and authority to transfer and convey, or cause to be transferred and conveyed, to DEFS Holding at the Second Closing the Equity Interests in Canadian Holding Company.

(c) The execution, delivery and performance of this Agreement by Company do not, and the consummation by Company of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws or other organizational documents of Company, (ii) constitute a breach or violation of, or a default under, or trigger any “change of control” rights or remedies under, or give rise to any Lien, any acceleration of remedies, any buy-out right or any right of first offer or refusal or of termination under, any indenture, license, contract, agreement or other instrument to which Company or any of its Subsidiaries is a party or by which Company or any of its properties or assets may be bound, or (iii) assuming receipt of the Required Governmental Consents, violate any law, rule, regulation, judgment, decree or order applicable to Company, Canadian Holding Company or any of the Canadian Assets Subsidiaries or any of their respective properties or assets, except in the case of (ii) and (iii) above for such breaches, violations, defaults, liens, accelerations or rights as would not reasonably be expected, individually or in the aggregate, to result in a Canadian Asset Material Adverse Effect or to adversely affect the ability of Company to consummate the transactions contemplated by this Agreement.

Section 5.3 Consents and Approvals. Except for the Required Governmental Consents, no notice to, filing with, authorization of, exemption by, or consent or approval of, or the taking of any other action in respect of any Governmental Entity or any other Person on the part of Company, Canadian Holding Company or any of the Canadian Assets Subsidiaries is necessary for the consummation by Company of the transactions contemplated by this Agreement, except where the failure to provide such notice, make such filing, or obtain such authorization, exemption, consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Canadian Asset Material Adverse Effect, or to adversely affect the ability of Company to consummate the transactions contemplated by this Agreement.

Section 5.4 Broker’s Fees. Neither Company nor any of its Subsidiaries (including Canadian Holding Company and the Canadian Assets Subsidiaries) nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement which would be payable by Duke or its Subsidiaries (other than Company and its Subsidiaries), COP or its Subsidiaries, Canadian Holding Company or the Canadian Assets Subsidiaries.

Section 5.5 Legal Proceedings. As of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or otherwise affecting Company or any of its Subsidiaries which (a) would reasonably be expected to have a Canadian Asset Material Adverse Effect or (b) would adversely affect the ability of Company to consummate the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF DUKE

Duke hereby represents and warrants that, except as disclosed in the Duke Disclosure Schedule:

Section 6.1 Corporate Organization. Duke and DEFS Holding are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of Duke and DEFS Holding has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction (whether federal, state, provincial, territorial, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not have a Material Adverse Effect on either Duke or DEFS Holding, as applicable.

Section 6.2 Authority; Title; No Violation. (a) Duke has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by all corporate action on the part of Duke. No other corporate proceedings on the part of Duke or DEFS Holding is necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Duke and, assuming due authorization, execution and delivery by COP and Company, constitutes a valid and binding obligation of Duke, enforceable against Duke in accordance with its terms.

(b) At the First Closing, DEFS Holding shall own the Subject Company Equity Interest, free and clear of any Liens, restrictions on transfer or voting or preemptive rights, other than those expressly contained in the Amended and Restated LLC Agreement. Duke and DEFS Holding have the full corporate power, right and authority to transfer and convey, or cause to be transferred and conveyed, to COP at the First Closing the Subject Company Equity Interest.

(c) The execution, delivery and performance of this Agreement by Duke do not, and the consummation by Duke of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws or other organizational documents of Duke or DEFS Holding, (ii) constitute a breach or violation of, or a default under, or trigger any “change of control” rights or remedies under, or give rise to any Lien, any acceleration of remedies, any buy-out right or any right of first offer or refusal or of termination under, any indenture, license, contract, agreement or other instrument to which DEFS Holding or any of its respective Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, or (iii) assuming receipt of the Required Governmental Consents, violate any law, rule, regulation, judgment, decree or order applicable to Duke or DEFS Holding or any of their respective properties or assets, except in the case of (ii) and (iii) above for such breaches, violations, defaults, liens, accelerations or rights as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on Company or to adversely affect the ability of Duke to consummate the transactions contemplated by this Agreement.

Section 6.3 Consents and Approvals. Except for the Required Governmental Consents, no notice to, filing with, authorization of, exemption by, or consent or approval of, or the taking of any other action in respect of any Governmental Entity or any other Person on the part of Duke or DEFS Holding is necessary for the consummation by Duke and DEFS Holding of the transactions contemplated by this Agreement, except (a) where the failure to provide such notice, make such filing, or obtain such authorization, exemption, consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company or to adversely affect the ability of Duke to consummate the transactions contemplated by this Agreement and (b) any notices, consents or approvals required by the Amended and Restated LLC Agreement.

Section 6.4 Broker’s Fees. Neither Duke nor any of its Subsidiaries (excluding Company and its Subsidiaries) nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement which would be payable by Company or its Subsidiaries or COP or its Subsidiaries.

Section 6.5 Legal Proceedings. As of the date of this Agreement, neither Duke nor DEFS Holding nor any of their respective Subsidiaries (except for Company and its Subsidiaries) is a party to any, and there are no pending or, to Duke’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or otherwise affecting DEFS Holding or any of its Subsidiaries (except for Company and its Subsidiaries) which would adversely affect the ability of Duke to consummate the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS

Section 7.1 Investigation of Business; Access to Properties and Records. (a) From the date of this Agreement through the Applicable Closing, Company shall cause the Canadian Holding Company and the Canadian Assets Subsidiaries to afford to representatives of Duke, and COP shall cause the COP Sale-Related Group to afford to representatives of Duke (with respect to the Empress System Business) reasonable access to their offices, properties, books and records during normal business hours, in order that the party being afforded access may have a full opportunity to make such investigations as it desires of their affairs (including Phase I environmental testing) (each party granting access pursuant to this Section 7.1(a), a “Granting Party”); provided, however, that such investigation shall be at reasonable times and upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Company, Canadian Holding Company, the Canadian Assets Subsidiaries, COP, or the COP Sale-Related Group, as applicable. All requests for access to the offices, properties, books and records relating to Canadian Holding Company, the Canadian Assets Subsidiaries or the Empress System Business shall be made to such representatives designated in writing by Company or COP, as appropriate (the “Designated Representatives”), which

Designated Representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Duke nor Company nor their respective representatives shall contact any of the employees, customers or suppliers of the Granting Party and its Subsidiaries, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of the Granting Party’s Designated Representatives, which consent shall not be unreasonably withheld.

(b) As of the Second Closing, the Parties agree that Section 4.3 of the Amended and Restated LLC Agreement (or the analogous provisions of the Second Amended and Restated LLC Agreement) shall no longer apply to Duke and its Affiliates with respect to information relating to Canadian Holding Company or the Canadian Assets Subsidiaries.

(c) Except as contemplated by this Agreement and the Amended and Restated LLC Agreement, each Applicable Transferor agrees not to, and agrees to cause its representatives not to, until the earlier of the Applicable Closing Date or termination of this Agreement in accordance with its terms, (i) enter into any agreement with any third-party, or engage in any discussions with attorneys, investment bankers, other advisors or representatives of any third-party, regarding a transaction involving the sale or a public offering of, or creation of a joint venture involving, all or any material portion of the operations of Canadian Holding Company, the Canadian Assets Subsidiaries, the Empress System Business or PTC, as applicable, or (ii) solicit, initiate or encourage offers in respect thereof or otherwise prepare for or take any actions intended to prepare for an initial public offering of all or any material portion of such business.

(d) Each Applicable Transferee agrees to (i) hold all of the books and records of each of Canadian Holding Company, the Canadian Assets Subsidiaries and the Empress System Business, as applicable, existing on the Applicable Closing Date and not to destroy or dispose of any thereof for a period of four years from the Applicable Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least 60 days prior to such destruction or disposition to surrender them to, the Applicable Transferor, and (ii) following the Applicable Closing Date to afford the Applicable Transferor, their respective accountants and counsel, during normal business hours, upon reasonable notice, full access to such books and records to the extent that such access may be requested for any legitimate purpose at no cost to the Applicable Transferee (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of the Applicable Transferor’s respective rights of discovery pursuant to any legal proceeding. Each Applicable Transferee shall have the same rights, and each Applicable Transferor, respectively, the same obligations, as are set forth above in this Section 7.1(d) with respect to any books, non-privileged records and employees of the Applicable Transferor or its Affiliates pertaining to the Applicable Transferee or assets transferred, contributed or distributed pursuant to the transactions contemplated hereby, with the exception of Tax Returns. Each Applicable Transferor will provide additional information to the extent reasonably requested and required by any Applicable Transferee for a legitimate purpose.

Section 7.2 Consents and Approvals. (a) Subject to the terms and conditions of this Agreement, each of the Parties agrees to use its reasonable best efforts to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third-party (including any Governmental Entity), that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) lift or rescind any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated by this Agreement and (iv) fulfill all conditions to this Agreement.

(b) In furtherance of and not in limitation of the foregoing, the Parties further agree to each take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any United States antitrust, competition or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other United States governmental entity, in each case in a manner that is in the best interests of the Company, so as to enable the Closing to occur as soon as reasonably possible and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing, each of the Parties shall propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of itself or any of its respective subsidiaries, parents or otherwise take or commit to take any action that limits its own freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of itself or its respective subsidiaries, in each case in a manner that is in the best interests of the Company, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding under United States antitrust, competition or trade regulation law, which would otherwise have the effect of preventing or delaying the Closing. Each Party shall cooperate with the other to minimize the aggregate amount of any such actions required by the immediately foregoing sentence.

(c) Subject to applicable laws relating to the exchange of information, each Party shall reasonably cooperate with and inform each other Party as to all submissions and communications relating to the Canadian Assets Business, the Empress System Business, or the Subject Company Equity Interest, as the case may be, made with any third-party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. During the period from the date of this Agreement to the latest Closing, each Party shall furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with their preparation of any filing, registration or declaration which is or may be necessary in respect of the Required Governmental Consents. Each Party shall keep the other Parties apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity (or other Person regarding any of the transactions contemplated by this Agreement) in respect of any such filing. Except in relation to any Required Governmental Consent under the Investment Canada Act, each Party shall, subject to applicable law, consult with counsel for the other Parties to review, in advance, and consider in good faith the views of the other Parties in connection with, any proposed communication to any Governmental Entity in connection with the transactions contemplated hereby. Except in relation to any Required Governmental Consent under the Investment Canada Act, each Party agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate in those meetings or discussions. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any person in connection with its obligations under this Section 7.2.

(d) In furtherance and not in limitation of the foregoing, each of COP, Duke and Company (if applicable) (i) has made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, (ii) with respect to any appropriate filing under the HSR Act, agrees to furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their staffs on the other hand; provided, however, that (x) the parties shall be under no obligation of any kind to provide any other party documents, material or other information relating to (A) the valuation of the businesses being sold or transferred, or financial models prepared, in connection with the transactions contemplated hereby or (B) the financial condition of such party or its Affiliates, (y) any party may reasonably designate any sensitive material provided to the other as for “outside counsel only” (materials designated as “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (i.e., the applicable party hereto) or its legal counsel), and (z) materials may be redacted as necessary to comply with contractual arrangements; (iii) if the Federal Trade Commission or the Department of Justice, as applicable, issues a request for additional documentary material and information pursuant to the HSR Act (a “Second Request”) in connection with the transaction contemplated by this Agreement, agrees to respond to the Second Request as promptly as possible, (iv) agrees to complete the review process under the HSR Act to permit the consummation of the transactions contemplated by this Agreement including causing the expiration or termination of the applicable waiting periods under the HSR Act as soon as possible, (v) will make an appropriate filing under Part IX of the Competition Act (Canada) with respect to the transactions contemplated by this Agreement and endeavor to complete the applicable review process under the Competition Act (Canada) to permit the consummation of the transactions contemplated by this Agreement as soon as possible, and (vi) will file an application for review under the Investment Canada Act and endeavor to complete the applicable review process under the Investment Canada Act to permit the consummation of the transactions contemplated by this Agreement as soon as possible.

(e) In furtherance of and not in limitation of the foregoing, (v) COP will use reasonable best efforts to (i) provide by May 11, 2005 the site specific liability assessment for the Empress Plant and the Empress Plant netback calculation (both in accordance with the EUB interim transfer process in respect of large facilities as set out in EUB Interim Directive ID 2003-02 or any replacement process) to Duke, together with such supporting information reasonably requested by Duke, for review and comment by Duke prior to submitting the same to the EUB, and (ii) submit by May 18, 2005 the site specific liability assessment for the Empress Plant and the Empress Plant netback calculation (both in accordance with the EUB interim transfer process in respect of large facilities) to the EUB, together with such supporting information requested by the EUB, (w) Duke will use reasonable best efforts to submit by May 18, 2005 financial information (in accordance with the EUB interim transfer process in respect of large facilities as set out in EUB Interim Directive ID 2003-02 or any replacement process) to the EUB, together with such supporting information requested by the EUB, (x) COP and Duke will use reasonable best efforts to obtain (i) immediately prior to the Applicable Closing confirmation from the EUB staff that the transfer of EUB Approval Number 6659 will be approved, (ii) immediately after the Applicable Closing approval to transfer and the transfer of EUB Approval Number 6659 to Duke Transferee, (iii) within a reasonable period of time after the Applicable Closing Date, approval of the EUB for the transfer of other licenses applicable to facilities contained in the Empress System as listed in Schedule 7.2(e) hereto, (iv) prior to the Applicable Closing Date, leave of the NEB in respect of the transfer to Duke Transferee of the authorizations for the PTC Pipeline, and (v) within a reasonable period of time following the Applicable Closing Date, any other applicable consents from the NEB or from regulatory authorities in the Provinces of Alberta, Saskatchewan and Manitoba regarding the transfers of the Empress System to Duke Transferee, (y) if EUB Guide 71 is determined to be applicable to the Empress Plant, Duke will use reasonable best efforts in accordance with EUB Guide 71 to conduct the required public and local government consultations with respect to Emergency Response Plan(s) and (z) Company will use reasonable best efforts to obtain prior to the Applicable Closing Date any other applicable consents from regulatory authorities in the Provinces of Alberta, Saskatchewan and Manitoba regarding the transfers of the Equity Interests in Canadian Holding Company to DEFS Holding. For the avoidance of doubt, the Parties agree that nothing in the NEB application filed in connection with the request for the transfer to Duke Transferee of the PTC Pipeline and authorizations for the PTC Pipeline contemplated hereby shall affect the allocation of Liabilities between the Parties set forth herein, in the Asset Conveyance Documents, or in any other documents executed in connection herewith.

Section 7.3 Further Assurances. (a) Subject to Section 7.6, each Party hereto agrees that, from time to time, whether before, at or after the Applicable Closing Dates, each of them will execute and deliver, or cause to be executed and delivered, such further instruments of conveyance and transfer and assumptions and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

(b) To the extent not already in the possession of the Applicable Transferee or its Subsidiaries (other than, in the case of Duke, Company or its Subsidiaries), on or as promptly as practicable after the Applicable Closing Date, the Applicable Transferor shall cause to be delivered to the Applicable Transferee all original agreements, documents, books, records and files, recorded or stored by means of any device including in electronic form relating to the ownership or operation of the Empress System Business or the Canadian Assets Business, as applicable, or its respective properties or assets, including, all books of account, journals and ledgers, correspondence, memoranda, maps, plats, customer lists, information and account histories, supplier lists and information, personnel records relating to, in the case of the Canadian Assets Business, Canadian Assets Employees, or in the case of the Empress System Business, Empress System Employees, engineering plans, property records, title insurance policies, records relating to all Canadian Asset Easements and COP Easements (regardless of the holder of record title thereof), as applicable, stock certificates and stock transfer records, minute books and corporate seals.

Section 7.4 Conduct of Business; Restriction on Dividends. From the date of this Agreement through the Applicable Closing, except as disclosed in Schedule 7.4 of the COP Disclosure Schedule or otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by the Applicable Transferee in writing, COP covenants and agrees with respect to the Empress System Business and Company covenants and agrees (as to Section 7.4(h)) with respect to the Canadian Holding Company and Canadian Assets Subsidiaries that:

(a) the Empress System Business shall be operated in the ordinary course in substantially the same manner as conducted as of the date hereof;

(b) PTC shall not (i) amend its certificate or articles of incorporation or by-laws or comparable organizational documents or (ii) make any change in its authorized or issued capital stock, limited liability company interests or other equity interests;

(c) PTC shall not (i) issue, sell or agree to issue or sell any shares of its capital stock, limited liability company interests or any other securities (including any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock, limited liability company interests or other securities) or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its securities;

(d) except in the ordinary course of business or as otherwise provided for in or contemplated by this Agreement, no member of the COP Sale-Related Group shall enter into any joint venture, partnership, operating or other similar arrangement;

(e) except (i) in the ordinary course of business (including the purchase of natural gas and supplies in the ordinary course of business) (ii) for acquisitions involving expenditures of less than $1,000,000, or (iii) as otherwise provided for in or contemplated by this Agreement, no member of the COP Sale-Related Group shall (A) acquire any material assets or securities of any Person or any interests therein or (B) sell, assign, license, transfer, lease (as lessor) or otherwise dispose of any material assets or securities;

(f) except as contemplated by the 2005 capital expenditure schedule set forth in Schedule 7.4(f) of the COP Disclosure Schedule, and except for acquisitions permitted under Section 7.4(e), no member of the COP Sale-Related Group shall make or authorize any capital expenditure or expenditures, and COP shall cause the capital projects contemplated by such capital expenditure schedule to be conducted (to the extent so contemplated to be conducted prior to the Applicable Closing Date) and the associated capital expenditures therefor to be made in accordance with such schedule;

(g) no member of the COP Sale-Related Group shall make any change in any of its present financial accounting methods and practices, except as required by changes in GAAP;

(h) none of PTC, Canadian Holding Company or any of the Canadian Assets Subsidiaries shall declare or pay any dividend or make any similar distribution or payment, directly or indirectly, with respect to securities of any such Person;

(i) except where the applicable member is in good faith contesting the same (with appropriate reserves), no member of the COP Sale-Related Group shall fail to pay when due (i) any trade accounts payable or (ii) any payments required by any indentures, mortgages, financing arrangements, loan agreements or similar arrangements;

(j) PTC shall not incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee, endorse or otherwise be responsible for the obligations of any other Persons, and the Empress System shall not be mortgaged or encumbered other than with Permitted Encumbrances;

(k) no member of the COP Sale-Related Group shall (i) amend any COP Material Contract that has a term of greater than one year or (ii) enter into any contract, agreement or commitment that both has a term of greater than one year and would have been a COP Material Contract if it had been in effect on the date hereof; and

(l) none of COP or its Affiliates (including the members of the COP Sale-Related Group) shall agree to take any action prohibited by this Section 7.4.

Section 7.5 Preservation of Business. Subject to the terms and conditions of this Agreement, COP shall, and shall cause the COP Sale-Related Group to, use reasonable efforts to preserve the Empress System Business intact, to keep available to the Empress System Business and the Applicable Transferee the services of the Empress System Employees and to preserve the goodwill of and maintain satisfactory relationships with customers and others having business relations with the Empress System Business in all material respects.

Section 7.6 Public Announcements. Except as otherwise required by law or stock exchange regulations, each Party will consult with the other Parties and obtain the consent of the others (which consent shall not be unreasonably withheld or delayed) before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

Section 7.7 Assignment of Contracts, Leases, Permits, etc. (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, lease or Permit or any claim, right or benefit if an attempted assignment thereof, without the consent of a third-party, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of an Applicable Transferee or its Subsidiaries.

(b) With respect to any consent, confirmation, novation, approval, contract, lease or Permit (in each case, including any from, with or otherwise relating to any Governmental Entity) necessary to the conduct of the Empress System Business or the Canadian Assets Business, as applicable, as presently conducted (and any claim, right or benefit arising thereunder or resulting therefrom), other than the matters addressed in Sections 7.14 and 7.16, the Applicable Transferor will use its reasonable best efforts to obtain as expeditiously as possible the written consent, confirmation, novation, approval, contract, lease or Permit of the applicable parties (in each case, including any from, with or otherwise relating to any Governmental Entity) for the assignment or, if required, novation, thereof to the Applicable Transferee or its designee or, alternatively, written confirmation from such parties reasonably satisfactory in form and substance to the Applicable Transferee that such consent confirmation, novation, approval, contract, lease or Permit is not required. In furtherance of the foregoing, except with regard to the matters addressed in Section 7.14 as soon as practicable following the date hereof, the Applicable Transferor shall submit to the other party or parties thereto documentation seeking the written waiver or approval of such other party or parties thereto of such consents, confirmations, novations, approvals, contracts, leases or Permits (in each case, including any from, with or otherwise relating to any Governmental Entity) relating to the Empress System Business or any Company Retained Subsidiary in the case of such consents, confirmations, novations, approvals, contracts, leases or Permits (in each case, including any from, with or otherwise relating to any Governmental Entity) relating to the Canadian Assets Business) claims, rights, benefits and liabilities thereunder to the Applicable Transferee or its designee.

(c) The failure by the Parties to obtain any consent, confirmation, novation, approval, contract, lease or Permit (in each case, including any from, with or otherwise relating to any Governmental Entity (other than a Required Governmental Consent)) referenced in Section 7.7(b) shall not relieve any Party from its obligation to consummate at the Applicable Closing the transactions contemplated by this Agreement or any other obligations hereunder, subject (to the extent applicable) to the terms of Section 7.16.

(e) Except with regard to the matters addressed in Section 7.14 and, subject to the terms of Section 7.16 (which shall control over this Section 7.7(d)), if any consent, confirmation, novation, approval, contract, lease or Permit (in each case, including any from, with or otherwise relating to any Governmental Entity (other than a Required Governmental Consent)) necessary to the conduct of the Empress System Business or the Canadian Assets Business, as applicable, as presently conducted, is not obtained prior to the Applicable Closing Date, then the Applicable Transferor shall establish an agency type or other arrangement satisfactory to the Applicable Transferee under which the Applicable Transferor shall hold the related contract, lease, Permit or other interest for the benefit of the Applicable Transferee or its designee, and such Applicable Transferee or such designee would obtain the claims, rights and benefits and assume the corresponding liabilities and obligations thereunder in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement) or under which the Applicable Transferor would enforce at the direction of and for the benefit of the Applicable Transferee, with the Applicable Transferee or its designee assuming and agreeing to pay the Applicable Transferor’s obligations and expenses, any and all claims, rights and benefits of the Applicable Transferor against a third-party thereto; provided that the Applicable Transferor’s obligation to maintain any such arrangement shall terminate upon the earliest to occur of: (1) the expiration or termination of such consent, confirmation, novation, approval, contract, lease or Permit in accordance with its terms (without regard to any extensions, automatic or otherwise); or (2) with regard to a Permit, such time as the Applicable Transferee or its designee, as the case may be, shall obtain a Permit in reasonable substitution therefor, or have its application for such substitute Permit denied. In any such arrangement, (i) the Applicable Transferor shall promptly pay to the Applicable Transferee or its designee when received all moneys relating to the period after the Applicable Closing Date received by it under any contract or any claim, right or benefit arising thereunder not transferred pursuant to this Section 7.7 and (ii) the Applicable Transferee or such designee shall promptly pay, perform or discharge when due any obligation or liability arising thereunder after the Applicable Closing Date.

Section 7.8 Corporate Names. Company and Duke acknowledge that, from and after the Applicable Closing Date, Company and Duke shall have no rights with respect to any names, marks, trade names, trademarks and logos (collectively, “Trademarks and Logos”) incorporating “ConocoPhillips” by themselves or in combination with any other Trademark or Logo, including the corporate design logos associated therewith, and that COP shall retain absolute and exclusive proprietary rights thereto or goodwill represented thereby or pertaining thereto. From and after the Applicable Closing Date, Company and Duke shall not, nor shall they permit any of their respective Affiliates to, use any name, phrase or logo incorporating “ConocoPhillips” or such corporate design logo or any confusingly similar name, phrase, logo or corporate design logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; provided, however, that Company and Duke may continue to use any signage, printed literature, sales materials, purchase orders and sales or lease agreements, and sell any products, that are included in the inventories of the Empress System Business, on the Applicable Closing Date and that bear a name, phrase or logo incorporating “ConocoPhillips” or such corporate design logo, until the supplies thereof existing on the Applicable Closing Date have been exhausted, but in any event for not longer than 180 days from the Applicable Closing Date.

Section 7.9 D&O Indemnification. COP agrees that the transactions contemplated by this Agreement shall not affect or diminish any duties and obligations of indemnification from COP or its Affiliates (other than PTC) existing as of the Applicable Closing Date in favor of employees, agents, directors or officers of the Empress System Business arising by virtue of their respective certificates of incorporation or by-laws or other organizational documents in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect and shall be honored by COP or its Affiliates for so long as they would (but for the transactions contemplated by this Agreement) otherwise survive and continue in full force and effect.

Section 7.10 Expenses. Each party shall bear its own expenses, provided that in furtherance of the foregoing, Pre-Applicable Closing expenses and accruals of expenses of the COP Sale-Related Group, Canadian Holding Company and the Canadian Assets Subsidiaries arising out of the transactions contemplated by this Agreement shall be borne by the Applicable Transferor. For the avoidance of doubt, expenses and Liabilities of Company incurred or accrued by Company prior to the Second Closing or otherwise in connection with this Agreement and the transactions contemplated hereby are expenses and Liabilities relating to the Pre-First Closing Period and shall be allocated in accordance with the Amended and Restated LLC Agreement in effect during the Pre-First Closing Period.

Section 7.11 Insurance. Each Applicable Transferee acknowledges that the programs and policies of insurance maintained by the Applicable Transferors to provide coverage in favor of the Empress System Business or the Canadian Assets Business, as applicable, shall be terminated effective 12:01 A.M. on the day following the Applicable Closing Date. From and after the Applicable Closing Date, all risk of loss with respect to properties and assets of the Empress System Business or the Canadian Assets Business, as applicable, shall be borne by the Applicable Transferee. With respect to events occurring prior to the Applicable Closing Date, each Applicable Transferee shall be entitled to the benefits of insurance from independent sources (not affiliated with the Applicable Transferor) maintained by or for the benefit of the Empress System Business or the Canadian Assets Business, as applicable, with respect to properties and assets of the Empress System Business or the Canadian Assets Business, as applicable; provided, however, that notwithstanding anything to the contrary contained in this Agreement, from and after the Applicable Closing Date, except as otherwise agreed by the Applicable Transferor and the Applicable Transferee, none of Canadian Holding Company, the Canadian Assets Subsidiaries, PTC or Duke Transferee shall be entitled to any insurance recovery from any Applicable Transferor-affiliated insurance company. Further, the Applicable Transferee shall indemnify and hold harmless the Applicable Transferor from any retroactive premiums imposed by any insurer under programs or policies maintained by the Applicable Transferor prior to the Applicable Closing as a result of any claims made after the Applicable Closing Date with respect to the properties and assets of the Empress System Business or the Canadian Assets Business, as applicable, regardless of the date of loss.

Section 7.12 Guaranties. In the event that after the Applicable Closing Date COP or any Affiliate thereof (other than Company or its Subsidiaries) or Company or any Affiliate thereof (other than Canadian Holding Company and the Canadian Assets Subsidiaries) remains liable under or for any of the guarantees (whether of payment or performance), letters of credit or other undertakings it has delivered prior to the Applicable Closing Date to others for the benefit of the Empress System Business or the Canadian Assets Business, as applicable and that are described on Schedule 7.12 of the COP Disclosure Schedule or Schedule 7.12 of the Company Disclosure Schedule, as applicable (collectively, the “Undertakings”), the Applicable Transferee agrees to indemnify and hold harmless the Applicable Transferor or such Affiliate thereof from any cost, expense or loss (including reasonable attorneys’ fees) incurred by the Applicable Transferor or such Affiliate thereof arising directly or indirectly therefrom with respect to post-Applicable Closing periods except insofar as such cost, expense or loss constitutes or arises from a matter with respect to which the Applicable Transferee is entitled to indemnification hereunder. Any reasonable out-of-pocket expense incurred by the Applicable Transferor with respect to maintaining such support for periods after the Applicable Closing Date shall be reimbursed to the Applicable Transferor by the Applicable Transferee. Each Applicable Transferee shall use its reasonable efforts (including an offer of a substitute guarantee, letter of credit or undertaking) to cause or procure the release, within six months of the Applicable Closing Date, of all liabilities or obligations of each Applicable Transferor or any Affiliate thereof (other than the Applicable Transferee or its Subsidiaries) with respect to the Undertakings designated as “Release Undertakings” on Schedule 7.12 of the COP Disclosure Schedule or Schedule 7.12 of the Company Disclosure Schedule, as applicable, from any of the liabilities or obligations of the Empress System Business or the Canadian Assets Business, as applicable, for post-Closing periods.

Section 7.13 Actions by Affiliates of the Parties. Each Party shall ensure that each of their respective Affiliates takes all actions necessary to be taken by such Affiliate in order to fulfill the obligations of such Party, as the case may be, under this Agreement.

Section 7.14 Radio Licences; Radio Towers. (a) Prior to the Applicable Closing Date, or as soon thereafter as practicable, COP shall use commercially reasonable efforts to assign, or cause to be assigned, to Duke Transferee all of the Radio Licences used solely by ES Transferor or PTC but held of record by COP or a COP Retained Affiliate as of the date hereof, including those identified on Schedule 7.14(a) of the COP Disclosure Schedule. COP shall cause each such assignment to be filed with Industry Canada, shall use commercially reasonable efforts to obtain any approvals and consents from Industry Canada necessary for such transfer and shall pay all fees and other costs incurred in connection therewith.

(b) This clause (b) applies to any Radio Licence identified in Schedule 7.14(a) of the COP Disclosure Schedule that is currently being used simultaneously by COP or a COP Retained Affiliate and by ES Transferor or PTC in their respective business operations (“Shared License”). Prior to the Applicable Closing, COP shall use commercially reasonable efforts to obtain two Radio Licences in replacement of the Shared License, one in the name of and for the benefit of COP or such COP Retained Affiliate and the second in the name of and for the benefit of Duke Transferee or PTC, as applicable. COP shall pay, or cause the applicable COP Retained Affiliate to pay, all fees and other costs incurred in connection therewith. In the event that COP is unable to obtain two replacement licenses, COP will transfer the Shared License to Duke Transferee or PTC, as applicable, subject to a mutually acceptable arrangement whereby COP or such COP Retained Affiliate, as the case may be, shall be permitted to continue to use such Radio Licence subsequent to the Applicable Closing for substantially the same purpose, in substantially the same manner and to substantially the same extent as prior to the Applicable Closing. Any such shared-use arrangement with respect to the Shared License shall be finalized not later than the date on which the Shared License is transferred. COP shall pay, or shall cause the applicable COP Retained Affiliate to pay, all fees and other costs incurred in connection therewith.

(c) If COP or a COP Retained Affiliate, as of the date of this Agreement, owns the radio tower corresponding to any Radio Licence identified in Schedule 7.14(a) of the COP Disclosure Schedule, then COP and the Applicable Transferee, both acting reasonably and in good faith, shall jointly prepare and agree upon a mutually acceptable arrangement whereby COP or such COP Retained Affiliate, as the case may be, shall be permitted to continue to use such radio tower subsequent to the Applicable Closing for substantially the same purpose, in substantially the same manner and to substantially the same extent as prior to the Applicable Closing. COP shall use commercially reasonable efforts to obtain, prior to Applicable Closing, consent of third-party tower lessors for the assignment to Duke Transferee or PTC, as applicable, of all tower leases corresponding to the Radio Licences required to be transferred herein. In those instances where the third-party lessor does not consent to such transfer, COP and the Applicable Transferee shall prepare and agree upon a shared-use agreement with respect to the radio tower as described below. Any such shared-use arrangement with respect to a radio tower (i) shall be finalized not later than the date on which title to such radio tower is conveyed of record to Duke Transferee or PTC, as applicable, (ii) shall be structured so as to minimize the interference of any use of such radio tower by either party to such arrangement with any use of such radio tower by the other party, and (iii) shall provide for reasonable rights of ingress and egress to and from such radio tower where necessary. It is anticipated that any such shared-use arrangements with respect to radio towers will in most cases consist of (A) the transfer by COP or the COP Retained Affiliate to Duke Transferee or PTC as applicable, of record legal title to such radio tower and the fee property on which such tower is located and (B) the grant by Duke Transferee or PTC, as applicable, of a perpetual easement or license to COP or a COP Retained Affiliate. COP shall cause a general warranty deed for each such transfer to be prepared, executed and filed of record in the appropriate land title recording office, and shall pay all recording fees, deed stamp taxes and other costs incurred in connection with such recordation.

(d) Prior to the Applicable Closing Date, or as soon thereafter as practicable, Company shall use commercially reasonable efforts to cause to be assigned to Canadian Holding Company or the Canadian Assets Subsidiaries, as appropriate, all of the Radio Licences used solely by them but held of record by third parties as of the date hereof, including those identified on Schedule 7.14(d) of the Company Disclosure Schedule. Company shall use its commercially reasonable efforts to (i) cause each such assignment to be filed with Industry Canada and (ii) obtain any approvals and consents from Industry Canada, as the case may be, necessary for such transfer, and Company shall pay all fees and other costs incurred in connection with such assignment (other than such fees and costs paid by such third parties).

Section 7.15 Post-Closing TEPPCO Adjustment. (a) If subsequent to the Second Closing Date Company receives proceeds from a purchase price or similar adjustment pursuant to the TEPPCO Agreement or otherwise relating to the TEPPCO Sale, Company shall make a cash distribution to each of DEFS Holding and CPGC in the following amount: (i) to DEFS Holding, an amount equal to such proceeds multiplied by 0.697, and (ii) to CPGC, an amount equal to such proceeds multiplied by 0.303. Any such aforesaid distributions shall be made by wire transfer of immediately available funds to an account designated by each of DEFS Holding and CPGC, as applicable.

(b) If subsequent to the Second Closing Date Company shall be required to pay a purchase price or similar adjustment pursuant to the TEPPCO Agreement or otherwise relating to the TEPPCO Sale, each of DEFS Holding and CPGC shall make a cash contribution to Company in the following amount: (i) from DEFS Holding, an amount equal to such payment multiplied by 0.697, and (ii) from CPGC, an amount equal to such payment multiplied by 0.303. Any such aforesaid contributions shall be made by wire transfer of immediately available funds to an account designated by Company.

(c) Any Profits or Losses (as defined in the Second Amended and Restated LLC Agreement) arising solely from a receipt or payment described in Section 7.15(a) or (b) shall be allocated 69.7% to DEFS Holding and 30.3% to CPGC.

Section 7.16 Empress System Business Covenants. (a) If on the Empress Target Closing Date, (i) one or more Business Representations and Warranties of COP, to the extent made in respect of the Empress System Business, shall not be true and correct both when made and on and as of such Empress Target Closing Date with the same effect as though such representations and warranties had been made on and as of such Empress Target Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct (without giving effect to any

Materiality Requirement) which, individually or in the aggregate, do not have a Material Adverse Effect on the Empress System Business, (ii) one or more covenants and agreements of COP to be performed and complied with on or before such Empress Target Closing Date in accordance with this Agreement with respect to the Empress System Business shall not have been duly performed and complied with in all material respects, (iii) Duke shall not have received a certificate dated the Empress Target Closing Date and validly executed on behalf of COP by an officer of COP to the effect that the contingencies described in clauses (i) and (ii) of this Section 7.16(a) have not occurred, or (iv) from December 31, 2004 through the Empress Target Closing Date, a Material Adverse Effect on the Empress System Business shall have occurred, or there shall exist one or more facts or circumstances which would reasonably be expected to have a Material Adverse Effect on the Empress System Business (each of the contingencies set forth in clauses (i), (ii), (iii) and (iv) above, an “Empress Contingency”), then on the Empress Target Closing Date, the Empress System Business shall not be transferred to Duke and Duke Transferee shall not pay the Empress System Amount to ES Transferor unless Duke determines that such transfer and payment should occur in its sole discretion.

(b) Notwithstanding anything to the contrary in Article II, Article III or Article VIII, if on the Empress Target Closing Date, one or more Required Governmental Consents or Required Empress Consents shall not have been obtained with respect to the Empress System Business, and otherwise all conditions set forth in Article VIII shall have been satisfied or waived, then the Empress System Business shall not be transferred to Duke Transferee on the Empress Target Closing Date and Duke Transferee shall not pay the Empress System Amount to ES Transferor. Should the Empress System Business not be transferred to Duke Transferee in the circumstances described in the preceding sentence, Duke and COP agree to use reasonable best efforts to obtain the Required Empress Consent(s) and complete the applicable review process with each Governmental Entity that has not granted one or more such Required Governmental Consents. If all Empress Contingencies (if any) that existed on the Empress Target Closing Date shall have been cured within 30 days after the Empress Target Closing Date, and all such Required Empress Consents and Required Governmental Consents are obtained prior to or on the date that is eighteen months after the Empress Target Closing Date, then the Empress System Business shall be transferred to Duke Transferee and Duke Transferee shall pay the Empress System Amount to ES Transferor on the same date which date (such date, the “Replacement Empress Closing Date”) shall be the first Business Day of the calendar month next following the later of (A) the date the last such Required Governmental Consent and Required Empress Consent is obtained and (B) the date all such Empress Contingencies are cured; provided that such transactions shall only take place if no Empress Contingency is existing and all of the conditions set forth in Sections 8.1 (other than with respect to Company) and 8.2 (other than with respect to Company) have been satisfied or waived, in each case mutatis mutandis with the term “Replacement Empress Closing Date” replacing the terms “First Closing Date” and “Empress Target Closing Date” in such clauses and Sections and in clauses (i) through (iv) of Section 7.16(a).

Section 7.17 Company Conduct. From the date hereof until the Second Closing (including, for the avoidance of doubt, during the period between the First Closing and the Second Closing), Company will continue to manage its business in the ordinary course consistent with past practice to generate cash flows from operations and to maintain normal levels of working capital. In furtherance of the foregoing, from the date hereof until the Second

Closing, in a manner consistent with past practice, the Company will (and Duke and COP will cause the Company to) make quarterly distributions within 30 days of the end of each fiscal quarter of Company in an amount equal to the lesser of 90% of the net income of Company for such fiscal quarter and 75% of the net cash flow of Company for such fiscal quarter to the Members (as defined in the Amended and Restated LLC Agreement) in the proportion set forth in the Amended and Restated LLC Agreement.

Section 7.18 Preparation of Financials. (a) COP shall use reasonable best efforts at Duke’s request and expense to assist Duke, promptly following request from time to time, in the preparation of consolidated audited financial statements for the Empress System Business for the most recent three fiscal years ending prior to the Applicable Closing Date and the fiscal year during which the Applicable Closing Date occurs, including providing reasonable access to (i) COP’s employees, (ii) appropriate members of COP’s management (including senior management, if appropriate), (iii) COP’s auditors and other third parties with information relevant to the preparation of such financial statements, to answer Duke’s questions concerning the business operations and affairs of the Empress System Business, and (iv) corporate records, books of accounts, contracts, financial statements, tax records, and all other documents reasonably requested by Duke.

(b) Company shall use reasonable best efforts at Duke’s request and expense to assist Duke, promptly following request from time to time, in the preparation of consolidated audited financial statements for the Canadian Assets Subsidiaries for the most recent three fiscal years ending prior to the First Closing Date and the fiscal year during which the First Closing Date occurs, including providing reasonable access to (i) Company’s employees, (ii) appropriate members of Company’s management (including senior management, if appropriate), (iii) Company’s auditor’s and other third parties with information relevant to the preparation of such financial statements, to answer Duke’s questions concerning the business operations and affairs of the Canadian Assets Subsidiaries, and (iv) corporate records, books of accounts, contracts, financial statements, tax records, and all other documents reasonably requested by Duke.

Section 7.19 Additional Covenant of Duke. Duke agrees not to dividend or distribute on its equity any assets unless immediately thereafter at least one of the following existed: (a) Duke would have an investment grade credit rating, (b) Duke would be able to comply from a financial standpoint with its reasonably expected future obligations under this Agreement, or (c) Duke would have its reasonably expected future obligations under this Agreement guaranteed by an entity that either has an investment grade credit rating or is able to comply from a financial standpoint with such reasonably expected future obligations.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to Duke’s Obligation to Close. Duke’s obligation to consummate the transactions contemplated by this Agreement on each Applicable Closing Date on the terms specified herein shall be subject to the satisfaction or waiver on or prior to the First Closing Date of all of the following conditions:

(a) Representations and Warranties of COP and Company. (i) The Organizational Representations and Warranties of COP and of the Company shall be true and correct both when made and on and as of such First Closing Date with the same effect as though such representations and warranties had been made on and as of such First Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct (without giving effect to any Materiality Requirement) which, individually or in the aggregate, do not have a Material Adverse Effect on Company, the Empress System Business, the Canadian Assets Business, Canadian Holding Company or the Canadian Assets Subsidiaries.

(ii) Duke shall have received (A) a certificate dated the First Closing Date and validly executed on behalf of COP by an officer of COP to the effect that the conditions specified in clause (i) of this Section 8.1(a) have been satisfied with respect to COP and (B) a certificate dated the First Closing Date and validly executed on behalf of Company by an officer of Company to the effect that the conditions specified in clause (i) of this Section 8.1(a) have been satisfied with respect to Company.

(b) Required Governmental Consents. Each Required Governmental Consent has been obtained.

(c) No Injunction or Proceedings. At such First Closing Date, (i) there shall be no statute, rule, regulation, injunction, restraining order or decree of any nature of any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of a material portion of the transactions contemplated by this Agreement and (ii) no action or proceeding before any Governmental Entity shall have been instituted by a Governmental Entity to restrain or prohibit the consummation of a material portion of the transactions contemplated by this Agreement.

Section 8.2 Conditions to COP’s Obligation to Close. COP’s obligation to consummate the transactions contemplated by this Agreement on each Applicable Closing Date on the terms specified herein shall be subject to the satisfaction or waiver on or prior to the First Closing Date of all of the following conditions:

(a) Representations and Warranties of Duke and Company. (i) The Organizational Representations and Warranties of Duke and of the Company shall be true and correct both when made and on and as of such First Closing Date with the same effect as though such representations and warranties had been made on and as of such First Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct (without giving effect to any Materiality Requirement) which, individually or in the aggregate, do not have a Material Adverse Effect on Company.

(ii) COP shall have received (A) a certificate dated the First Closing Date and validly executed on behalf of Duke by an officer of Duke to the effect that the conditions specified in clause (i) of this Section 8.2(a) have been satisfied with respect to Duke and (B) a certificate dated the First Closing Date and validly executed on behalf of Company by an officer of Company to the effect that the conditions specified in clause (i) of this Section 8.2(a) have been satisfied with respect to Company.

(b) Required Governmental Consents. Each Required Governmental Consent has been obtained.

(c) No Injunction or Proceedings. At such First Closing Date, (i) there shall be no statute, rule, regulation, injunction, restraining order or decree of any nature of any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of a material portion of the transactions contemplated by this Agreement and (ii) no action or proceeding before any Governmental Entity shall have been instituted by a Governmental Entity to restrain or prohibit the consummation of a material portion of the transactions contemplated by this Agreement.

Section 8.3 Conditions to Company’s Obligation to Close. Company’s obligation to consummate the transactions contemplated by this Agreement on each Applicable Closing Date on the terms specified herein shall be subject to the satisfaction or waiver on or prior to the First Closing Date of all of the following conditions:

(a) Representations and Warranties of Duke and COP. (i) The Organizational Representations and Warranties of Duke and of COP shall be true and correct both when made and on and as of such First Closing Date with the same effect as though such representations and warranties had been made on and as of such First Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such date).

(ii) Company shall have received (A) a certificate dated the First Closing Date and validly executed on behalf of Duke by an officer of Duke to the effect that the conditions specified in clause (i) of this Section 8.3(a) have been satisfied with respect to Duke and (B) a certificate dated the First Closing Date and validly executed on behalf of COP by an officer of COP to the effect that the conditions specified in clause (i) of this Section 8.3(a) have been satisfied with respect to COP.

(b) Required Governmental Consent. Each Required Governmental Consent has been obtained.

(c) No Injunction or Proceedings. At such First Closing Date, (i) there shall be no statute, rule, regulation, injunction, restraining order or decree of any nature of any Governmental Entity of competent jurisdiction that is in effect that restrains or prohibits the consummation of a material portion of the transactions contemplated by this Agreement and (ii) no action or proceeding before any Governmental Entity shall have been instituted by a Governmental Entity to restrain or prohibit the consummation of a material portion of the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

This Agreement may be terminated at any time prior to the First Closing by any Party if the First Closing has not occurred by the close of business on the third anniversary of the date hereof, provided that the failure to consummate the transactions contemplated by this Agreement did not result from the failure by the Party seeking termination of this Agreement to fulfill any material undertaking or commitment provided for herein that is required to be fulfilled prior to the First Closing. In the event of termination of this Agreement by any or all of the Parties pursuant to this Article IX, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties hereto, except that the provisions of Section 7.1(b) shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made by the party making such filing, application or other submission.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1 Indemnification by Company. Subject to the provisions of this Article X, from and after the First Closing, Company shall indemnify and hold harmless each of COP and its Affiliates (other than Company and its Subsidiaries) (each a “COP Indemnified Person”) and Duke and its Affiliates (other than Company and its Subsidiaries) (each a “Duke Indemnified Person”) from and against any and all Damages incurred by such COP Indemnified Person or Duke Indemnified Person in connection with (a) a breach of any representation or warranty made by Company hereunder or in any schedule, exhibit or other document attached to or delivered pursuant to this Agreement, (b) any failure by Company to perform or comply with any covenant or other agreement hereunder, and (c) all Liabilities made the responsibility of Company and/or its Subsidiaries pursuant to Article XI.

Section 10.2 Indemnification by Duke and COP. (a) Subject to the provisions of this Article X, from and after the First Closing Duke shall indemnify and hold harmless COP and its Affiliates and Company and its Subsidiaries from and against any and all Damages incurred by COP or its Affiliates or Company or its Subsidiaries in connection with (i) a breach of any representation or warranty made by Duke hereunder or in any schedule, exhibit or other document attached to or delivered pursuant to this Agreement, (ii) any failure by Duke to perform or comply with any covenant or agreement hereunder, (iii) all Liabilities made the responsibility of Duke and/or its Subsidiaries (other than Company and its Subsidiaries) pursuant to Article XI, and (iv) from and after the Applicable Closing, all Assumed Liabilities.

(b) Subject to the provisions of this Article X, from and after the First Closing COP shall indemnify and hold harmless Duke and its Affiliates (including PTC following the Applicable Closing) and Company and its Subsidiaries from and against any and all Damages incurred by Duke or its Affiliates (including PTC following the Applicable Closing) or Company or its Subsidiaries, including PTC following the Applicable Closing, in connection with (i) a breach of any representation or warranty made by COP hereunder or in any schedule, exhibit or other document attached to or delivered pursuant to this Agreement, (ii) any failure by COP to perform or comply with any covenant or agreement hereunder, (iii) all Liabilities made the responsibility of COP and/or its Subsidiaries pursuant to Article XI, and (iv) from and after the Applicable Closing, all Liabilities relating to the Empress System Business, except for Assumed Liabilities.

(c) Matters relating to indemnification for Taxes shall not be governed by this Article X (other than this Section 10.2(c)), except to the extent otherwise provided in Article XII.

Section 10.3 Indemnification Procedure. All claims by any Indemnified Party under Article VII or this Article X shall be asserted and resolved as follows:

(a) In the event that (i) any claim, demand or proceeding is asserted or instituted in writing by any Person other than the parties to this Agreement or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such claim, demand or proceeding, a “Third-Party Claim”) or (ii) any Indemnified Party shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third-Party Claim (such claim, a “Direct Claim”), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim, together with information reasonably available to the Indemnified Party with respect to such claim (a “Claim Notice”), provided that, subject to the last sentence of Section 10.4, a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party. In the case where Company is the Indemnified Party, either Duke or COP may assert an indemnity claim on behalf of Company and each shall be considered an Indemnified Party for purposes of this Section 10.3 in connection with any Third-Party Claim or Direct Claim for which the other is the Indemnifying Party.

(b) In the event of a Third-Party Claim, the Indemnifying Party shall have 30 days (or 10 days with respect to a Claim Notice relating to the Empress System Business or the Canadian Assets Subsidiaries) after receipt of the Claim Notice relating to such Third-Party Claim to elect to undertake, conduct and control, through counsel of its own choosing (provided that such counsel is reasonably acceptable to the Indemnified Party) and at its own expense, the settlement or defense of such Third-Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below). If the Indemnifying Party elects to undertake such defense, it shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any Damages resulting from such Third-Party Claim to the extent provided herein. Notwithstanding an Indemnifying Party’s election to undertake, conduct and control such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if the use of the counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest. If the Indemnifying Party elects to undertake such defense, (i) the Indemnified Party agrees to cooperate with the Indemnifying

Party and its counsel in contesting such Third-Party Claim, and, if appropriate and related to such Third-Party Claim, the parties will reasonably cooperate with each other in connection with making any counterclaim against the person asserting the Third-Party Claim, or any cross-complaint against any Person, (ii) such Third-Party Claim may not be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party; provided that in the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party, such Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article X, and (iii) the Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the third-party asserting such claim to all Indemnified Parties of (A) unconditional release from all liability with respect to such Third-Party Claim or (B) consent to entry of any judgment. If the Indemnifying Party does not notify the Indemnified Party of its election to undertake the defense of such Third-Party Claim within 30 days after receipt of the Claim Notice relating to such Third-Party Claim (or 10 days with respect to a Claim Notice relating to the Empress System Business or the Canadian Assets Subsidiaries), the Indemnified Party shall have the right to contest, settle, compromise or consent to the entry of any judgment with respect to such Third-Party Claim and in doing so shall not thereby waive any right to indemnity therefor pursuant to this Article X, provided that at any time thereafter the Indemnifying Party may assume the defense of such Third-Party Claim.

(c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 30 days (or 10 days with respect to Empress System Business and Canadian Assets Subsidiaries) of receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

(d) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party the Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records and properties of such Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall cause its representatives not to, use (except in connection with such Claim Notice) or disclose to any third Person other than the Indemnifying Party’s representatives (except as may be required by applicable law) any information obtained pursuant to this Section 10.3, which is designated as confidential by the Indemnified Party.

Section 10.4 Survival. The representations and warranties of the parties contained in this Agreement shall survive each Closing and remain enforceable for 18 months from the Applicable Closing Date; provided that (i) the representations and warranties set forth in Section 4.11 (Environmental) shall survive each Closing and remain enforceable for 36 months from the Applicable Closing Date, (ii) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.6, 5.1, 5.2, 5.3, 5.4, 6.1, 6.2, 6.3 and 6.4 shall survive each Closing and remain enforceable without time limit and (iii) the representations and warranties set forth in Article XII shall survive to the extent provided in Article XII. No claim for indemnity under this Article X for any breach of a representation or warranty may be brought unless the appropriate

Claim Notice shall have been delivered to the Indemnifying Party prior to expiration of the applicable survival period. Notwithstanding the foregoing, any covenants or agreements contained in this Agreement (including any covenants or agreements contained in any representation or warranty) shall survive each Closing and remain enforceable without time limit.

Section 10.5 Indemnification Limitation. (a) Each Indemnified Party under this Article X shall use its reasonable efforts to mitigate Damages for which it seeks indemnification hereunder and shall assign to the Indemnifying Party all of such Indemnified Party’s claims for recovery against third parties as to Damages, whether by insurance coverage, contribution claims, subrogation or otherwise.

(b) Except as otherwise provided herein, Company’s obligation to indemnify the other Parties and their respective Affiliates as provided in Section 10.1 shall not become effective until the aggregate of all Damages sustained by the other Parties and their respective Affiliates as described in Section 10.1 shall have exceeded the Applicable Basket. If the aggregate amount of Damages sustained by the other Parties and their respective Affiliates as described in Section 10.1 exceeds the Applicable Basket then the other Parties and their Affiliates shall be entitled to assert claims under this Article X for indemnification for the amount of such Damages in excess of the Applicable Basket only; provided that Company’s obligation under this Article X shall not exceed the Applicable Cap in the aggregate.

(c) Except as otherwise provided herein, COP’s obligation to indemnify the other Parties and their respective Affiliates as provided in Section 10.2 shall not become effective until the aggregate of all Damages sustained by the other Parties and their respective Affiliates as described in Section 10.2 shall have exceeded the Applicable Basket. If the aggregate amount of Damages sustained by the other Parties and their respective Affiliates as described in Section 10.2 exceeds the Applicable Basket then the other Parties and their Affiliates shall be entitled to assert claims under this Article X for indemnification for the amount of such Damages in excess of the Applicable Basket only; provided that COP’s obligation under this Article X shall not exceed the Applicable Cap in the aggregate.

(d) Except as otherwise provided herein, Duke’s obligation to indemnify the other Parties and their respective Affiliates as provided in Section 10.2 shall not become effective until the aggregate of all Damages sustained by the other Parties and their respective Affiliates as described in Section 10.2 shall have exceeded the Applicable Basket. If the aggregate amount of Damages sustained by the other Parties and their respective Affiliates as described in Section 10.2 exceeds the Applicable Basket then the other Parties and their Affiliates shall be entitled to assert claims under this Article X for indemnification for the amount of such Damages in excess of the Applicable Basket only; provided that Duke’s obligation under this Article X shall not exceed the Applicable Cap in the aggregate.

(e) Notwithstanding the foregoing, (i) the indemnification provision set forth in Section 10.1(b), Section 10.1(c), Section 10.2(a)(ii), Section 10.2(a)(iii), Section 10.2(a)(iv), Section 10.2(b)(ii), Section 10.2(b)(iii) and Section 10.2(b)(iv) shall not be subject to the Basket or Cap and (ii) none of Duke, COP or Company or their respective Affiliates shall be entitled to assert claims for indemnification under this Article X unless the aggregate amount of Damages claimed in any individual Claim Notice exceeds (A) with respect to Claim Notices claiming indemnification solely under the Organizational Representations and Warranties, $260,000 and (B) with respect to all other Claim Notices, $50,000.

(f) The parties hereto agree that the indemnification provisions in Articles VII and X shall be the exclusive remedy of the parties with respect to breaches of the representations and warranties in Articles IV, V and VI, except for actions grounded in fraud, with respect to which the remedies and limitations set forth in this Agreement shall not apply or in any manner limit the scope or availability of any other remedy at law or in equity.

Section 10.6 Materiality Qualifiers. For purposes of determining Damages and rights to indemnification under this Article X, the representations and warranties set forth in Articles IV, V and VI shall be read without giving effect to any Materiality Requirement set forth therein; provided, that representations and warranties qualified by “Material Adverse Effect” shall be deemed to be true to the extent the breach thereof is reasonably attributable to the general state of the industries in which such Party and its Subsidiaries operate (including natural gas and petroleum price levels), to general economic conditions in the United States and Canada (including prevailing interest rate and stock market levels) or to the transactions contemplated by this Agreement. As used in this Agreement, a “Materiality Requirement” shall mean any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Material Adverse Effect,” “COP Sale-Related Material Adverse Effect,” or “Canadian Assets Material Adverse Effect,” or be or not be “reasonably expected to have a Material Adverse Effect” (or Canadian Assets Material Adverse Effect or COP Sale-Related Material Adverse Effect) (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

ARTICLE XI

EMPLOYEE MATTERS

Section 11.1 Empress System Employees. (a) No later than 10 days prior to the Applicable Closing Date, but effective as of the Applicable Closing Date, Duke shall, or Duke shall cause an Affiliate of Duke to, make offers of employment to all non-unionized Empress System Employees who are employed by COP or a Subsidiary of COP immediately prior to the Applicable Closing Date (which offers shall be for full-time or part-time employment consistent with the employment status of the particular Empress System Employee with COP or a Subsidiary of COP). The terms and conditions of each such offer of employment shall be consistent with the provisions of this Section 11.1. In respect of the unionized Empress System Employees employed by COP or a Subsidiary of COP immediately prior to the Applicable Closing Date, Duke or an Affiliate of Duke will be the successor employer under the Collective Agreements between COP (or its applicable Subsidiary) and the Communications, Energy and Paperworkers Union, Locals 745 and 746 pursuant to the provisions of applicable labor legislation, and effective as of the Applicable Closing Date, Duke or an Affiliate of Duke shall accept all legal obligations and responsibilities arising under such legislation with respect to the Continuing Empress System Employees who are subject to such agreements. As used in this Agreement, the term “Continuing Empress System Employee” means each individual who accepts an offer of employment from Duke or an Affiliate of Duke or in respect of whom Duke or an Affiliate of Duke becomes the successor employer as provided in the preceding provisions of this paragraph. The Hire Date for each non-unionized Empress System Employee who accepts an employment offer from Duke or an Affiliate of Duke pursuant to the first sentence of this paragraph and who actually becomes employed by Duke or an Affiliate of Duke in accordance with such offer shall be the Applicable Closing Date, except with respect to those individuals to whom employment offers are made and who are not Actively Employed as of the Applicable Closing Date, in which case the Hire Date shall be the date upon which such individual is able to and does commence active duty with Duke or an Affiliate of Duke, it being agreed that with respect to an Empress System Employee who is not Actively Employed as of the Applicable Closing Date due to disability but who subsequently obtains a medical release to return to work (which medical release, if requested by Duke, is confirmed by a doctor selected by Duke), Duke or its applicable Affiliate will participate with such employee in a return-to-work program, intended to lead to full-time employment for that employee with Duke or its applicable Affiliate. From the Applicable Closing Date through the first anniversary thereof, Duke and its Affiliates shall provide each Continuing Empress System Employee with compensation and employee benefits that are substantially similar in aggregate economic value to the compensation and employee benefits provided to such employee immediately prior to the Applicable Closing Date. Neither COP nor any of its Affiliates shall, unless acting in accordance with Duke’s prior written consent, (i) during the period beginning on the date of this Agreement and ending on the Applicable Closing Date, solicit, encourage or induce any Empress System Employee to reject an employment offer from Duke or an Affiliate of Duke or solicit, encourage or induce any such employee to continue in the employment of COP or any of its Affiliates from and after the Applicable Closing Date and (ii) for the period beginning on the Applicable Closing Date and ending on the date that is one year after the Applicable Closing Date, solicit, encourage or induce any Continuing Empress System Employee to become an employee of COP or any of its Affiliates; provided, however, that this sentence shall not (x) apply to any Continuing Empress System Employee whose employment has been terminated by Duke and its Affiliates, (y) prohibit COP or any of its Affiliates from making a general solicitation by advertisement or otherwise (and from thereafter soliciting or hiring any Continuing Empress System Employee who responds to such general solicitation), or (z) apply to the Empress System Employees designated on Schedule 11.1(a) as “Multiple Offer Employees”; provided, further, that (A) in no event shall COP or any of its Affiliates, during the period beginning on the date of this Agreement and ending on the date that is one year after the Applicable Closing Date, offer or provide a Multiple Offer Employee with compensation or benefits in excess of the compensation and benefits provided by COP and its Affiliates to such employee immediately prior to the date of this Agreement (other than for increases in compensation and benefits that are of general applicability to employees of COP, including any merit raises in salary resulting from the annual review processes of COP and its Affiliates, operated in the ordinary course) and (B) the exception to the application of this sentence that is provided for in clause (z) of this sentence shall cease to apply with respect to a particular Multiple Offer Employee immediately upon the acceptance by such employee of an employment offer from Duke or an Affiliate of Duke. With respect to each Empress System Employee (other than a Multiple Offer Employee) to whom Duke or an Affiliate of Duke makes an employment offer on or before the Applicable Closing Date in accordance with this Section 11.1(a), COP and its Affiliates shall not take any action to influence such employee to reject such offer, including assisting such employee in procuring alternative employment arrangements.

(b) Except to the extent specifically provided elsewhere in this Section 11.1, Duke Group shall not, and from and after the Applicable Closing Date, PTC shall not, have any responsibility or liability with respect to the COP Plans. Duke or an Affiliate of Duke shall, as of each Continuing Empress System Employee’s Hire Date, assume and honor all accrued vacation entitlement of such employee.

(c) On and after the applicable Hire Date, Duke shall cause each Continuing Empress System Employee to receive full credit for all service credited under the COP Plans for all purposes (including eligibility to participate, vesting and benefit accrual) under the corresponding employee benefit plans and policies of Duke and its Affiliates, including vacation, floating holidays, retirement, severance and pension plans; provided, however, that such service credit for benefit accrual purposes shall not be provided under any defined benefit plan, except that such service credit for benefit accrual purposes shall be recognized under the defined benefit component of the Duke Canadian Pension Plan subject to (i) the completion of the transfers described in Sections 11.1(d)(iii) and (iv) and (ii) limitation by Duke and its Affiliates to the extent necessary to ensure that benefits in excess of those accrued under the defined benefit component of the COP Canadian Pension Plan (assuming for this purpose, however, that the amount so accrued was based upon the final average pay that would have applied under such plan had all compensation from Duke and its Affiliates following the applicable Hire Date been taken into account) are not provided under the Duke Canadian Pension Plan for the period preceding the applicable Hire Date. If Duke or an Affiliate of Duke provides coverage under a group health plan to a Continuing Empress System Employee, then Duke shall cause such group health plan to (A) make available such coverage to such Continuing Empress System Employee and his or her eligible dependents effective immediately upon such Continuing Empress System Employee’s Hire Date, and (B) waive any preexisting condition restrictions to the extent such restrictions were not imposed with respect to such Continuing Empress System Employee and his or her eligible dependents, as applicable, under the corresponding COP Plan, and waive any proof of insurability requirements (and accept any pre-approvals of coverage) for amounts of insurance already approved under the corresponding COP Plan or up to the non-evidence maximums in the group health plan of Duke and its Affiliates, whichever is greater.

(d) COP Canadian Pension Plan.

(i) Continuing Empress System Employees who are active participants in the COP Canadian Pension Plan, which is comprised of both a defined contribution and a defined benefit component, shall, effective as of the applicable Hire Date, cease participation in the COP Canadian Pension Plan and shall, effective as of the applicable Hire Date, become members of the pension plan or plans of Duke and its Affiliates applicable to similarly situated employees of Duke and its Affiliates (such plan or plans, the “Duke Canadian Pension Plan”). The Duke Canadian Pension Plan shall recognize Continuing Empress System Employees’ service as recognized under the COP Canadian Pension Plan as of the applicable Hire Date as unbroken continuous service with Duke and its Affiliates for all purposes under the Duke Canadian Pension Plan, including vesting and locking-in pursuant to the Employment Pension Plans Act (Alberta) and, to the extent provided in Section 11.1(c), benefit accrual. Effective as of the applicable Hire Date, but subject to the completion of the transfers described in Sections 11.1(d)(iii) and (iv), the Duke Canadian Pension Plan shall assume all of the obligations of the COP Canadian Pension Plan in respect of each Continuing Empress System Employee.

(ii) The actuary of the COP Canadian Pension Plan shall determine the amount of assets to be transferred from the defined benefit pension fund for the COP Canadian Pension Plan to the pension fund for the Duke Canadian Pension Plan as of the Applicable Closing Date (the “DB Transfer Amount”) in accordance with the actuarial methods and assumptions as set forth on Schedule 11.1(d)(ii) of the COP Disclosure Schedule, which determination (along with reasonable background data) shall be furnished to Duke. The DB Transfer Amount shall equal the greater of the going-concern liabilities and the solvency liabilities of the COP Canadian Pension Plan as of the Applicable Closing Date in respect of the Continuing Empress System Employees hired on that date. Duke shall within 30 days of receiving such determination and data notify COP of any disagreement with such determination. In the event that Duke does not notify COP of any such disagreement, such determination shall become final. In the event that Duke notifies COP that it disagrees with such determination and Duke and COP cannot reach agreement with respect to proper determination of the DB Transfer Amount, such determination shall be referred to and settled with final and binding effect by an independent actuary mutually agreeable to Duke and COP.

(iii) COP shall, as soon as practicable, make an application to the applicable governmental authorities for any and all required approvals to transfer both the accrued liabilities of the Continuing Empress System Employees under the COP Canadian Pension Plan and assets equal to the Pension Transfer Amount (as defined below) from the COP Canadian Pension Plan to the Duke Canadian Pension Plan. Within 30 days following receipt of all regulatory approvals required with respect to such transfer of assets (but in no event prior to final determination of the DB Transfer Amount), COP shall cause the trustee of the COP Canadian Pension Plan to transfer to the pension fund for the Duke Canadian Pension Plan an amount (the “Pension Transfer Amount”) of cash equal to the sum of: (1) the DB Transfer Amount, plus interest from the Applicable Closing Date to the date of such transfer (the “Pension Transfer Date”) at a rate per annum equal to the going-concern or solvency valuation rate, whichever is used in the determination of the DB Transfer Amount, compounded annually, reduced by any benefits paid to Continuing Empress System Employees under the terms of the COP Canadian Pension Plan during the period between the Applicable Closing Date and the Pension Transfer Date; and (2) the sum of the defined contribution balances in the COP Canadian Pension Plan as of the Pension Transfer Date in respect of each Continuing Empress System Employee who has entitlements under the defined contribution provisions of the COP Canadian Pension Plan. In the event the applicable government authorities will only approve the transfer of an amount that is less than the Pension Transfer Amount, then (i) COP shall cause such lesser amount to be transferred from the COP Canadian Pension Plan to the Duke Canadian Pension Plan and (ii) COP shall simultaneously pay, or cause an Affiliate of COP to pay, to Duke (or an Affiliate of Duke designated by Duke) the difference between the Pension Transfer Amount and the amount so transferred pursuant to clause (i) of this sentence.

(iv) Duke and COP shall enter into similar arrangements as described in the preceding provisions of this Section 11.1(d) for Continuing Empress System Employees whose Hire Date is after the Applicable Closing Date, mutatis mutandis.

(e) Duke shall be responsible for and hereby agrees to indemnify COP and its Affiliates from all losses, expenses, or Liabilities whatsoever, including severance costs and loss of benefits, arising from any: (i) wrongful or constructive dismissal claims made by or on behalf of Continuing Empress System Employees that are based on actions of Duke and its Affiliates taken on or after the Applicable Closing Date or in connection with the processes concerning offers of employment contemplated by Section 11.1(a), or (ii) long-term disability claims made after the Applicable Closing Date by or on behalf of any Continuing Empress System Employee, provided such Continuing Empress System Employee was not receiving short-term or long-term disability benefits as of the Applicable Closing Date.

(f) On or before each Continuing Empress System Employee’s Hire Date, COP shall take any necessary action to (x) fully vest as of such date such Continuing Empress System Employee in all restricted stock units, if any, that were granted prior to 2005 to such employee under COP’s restricted stock unit plan, and (y) provide for prorated vesting (based upon a fraction, the numerator of which shall be the number of full months elapsed from the date of granting through such date and the denominator of which shall be 12) as of such date in all such units that were granted to such employee in 2005. To the extent that any cash payment amount or shares of COP stock remain unpaid or unvested with respect to a Continuing Empress System Employee as of his or her Hire Date under the terms of COP’s long-term incentive program for employees in Canada and the ConocoPhillips Canada Employee Stock Ownership Plan, COP shall vest and distribute such payment or shares as soon as practicable following the applicable Hire Date.

(g) Duke agrees that any personal information provided by COP and its Affiliates to Duke and its Affiliates with respect to Empress System Employees shall be used and disclosed by Duke and its Affiliates only for those purposes for which the information was initially collected, in order to carry on the business being purchased from COP and, where the personal information concerns a former employee of COP and its Affiliates, to carry on the employment relationship, if any, between Duke and its Affiliates and such employee.

(h) Nothing in this Agreement shall require or be construed or interpreted as requiring Duke or any Affiliate of Duke to continue the employment of any of their employees (including Continuing Empress System Employees) following the Applicable Closing Date, or to prevent Duke or an Affiliate of Duke from changing the terms and conditions of employment (including compensation and benefits) of any of their employees (including Continuing Empress System Employees) following the Applicable Closing Date, subject to the requirements of this Section 11.1 and the provisions of any applicable collective bargaining agreement and applicable law.

(i) Notwithstanding the preceding provisions of this Section 11.1, this Section 11.1 shall not apply if an Empress Contingency existed on the First Closing Date and the Empress System Business was not transferred to Duke.

Section 11.2 Canadian Assets Employees. (a) Company shall cause all Canadian Assets Employees, and only the Canadian Assets Employees, to be employed by Canadian Holding Company or a Canadian Assets Subsidiary as of the Second Closing Date. From and after the Second Closing Date, the terms and conditions of employment of each non-

unionized Continuing Canadian Assets Employee shall be determined by Duke in its sole discretion, provided such terms and conditions are consistent with the provisions of this Section 11.2. In respect of the unionized Continuing Canadian Assets Employees, Canadian Holding Company or a Canadian Assets Subsidiary, as applicable, shall continue immediately after the Second Closing Date to be the employer and responsible party under any applicable collective bargaining agreement pursuant to the provisions of applicable labor legislation.

(b) On or before the Second Closing Date, Company shall take all actions necessary, if any, to cause (i) Canadian Holding Company and/or one or more Canadian Assets Subsidiaries to be the sole adopting or participating employers under the Company Plans (other than the Company Plans maintained primarily in the United States that cover Canadian Assets Employees who are United States expatriates) and (ii) Canadian Holding Company and all Canadian Assets Subsidiaries to cease to be adopting or participating employers under the Company Plans maintained primarily in the United States that cover Canadian Assets Employees who are United States expatriates.

(c) On and after the applicable Hire Date, Duke shall cause each Continuing Canadian Assets Employee to receive full credit for all service credited under the Company Plans for all purposes (including eligibility to participate, vesting and benefit accrual) under the corresponding employee benefit plans and policies of Duke and its Affiliates, including vacation, floating holidays, retirement, retiree medical, severance and welfare plans, provided that such service credit shall not be provided for purposes of benefit accrual under any defined benefit plan.

(d) Nothing in this Agreement shall require or be construed or interpreted as requiring Duke or any Affiliate of Duke to continue the employment of any of their employees (including Continuing Canadian Assets Employees) following the Second Closing Date, or to prevent Duke or an Affiliate of Duke from changing the terms and conditions of employment (including compensation and benefits) of any of their employees (including Continuing Canadian Assets Employees) following the Second Closing Date, subject to the provisions of any applicable collective bargaining agreement or applicable law.

Section 11.3 No Third-Party Beneficiaries. Without limiting the generality of Section 13.3, this Article XI is not intended to confer upon any Empress System Employee, Canadian Assets Employee or Continuing Employee any rights or remedies hereunder.

ARTICLE XII

TAX MATTERS

Section 12.1 Indemnification by COP with respect to Empress System. Unless the Empress System is not transferred to Duke Transferee, COP shall indemnify and hold harmless each member of the Duke Group against:

(a) Any and all Taxes of PTC or with respect to any of the assets or properties comprising the Empress System for any Pre-Empress Closing Period, including any Taxes arising by reason of the 2005 reorganization (on or prior to the Empress Closing Date) of the ownership of the Empress System or the transfer of assets and liabilities of PTC pursuant to the last sentence of Section 3.2(c), as applicable, but excluding any Taxes that are permitted to be passed on to customers under regulatory accounting; and

(b) Any and all Damages resulting from a breach of the representation contained in Section 12.18(e), such Damages to be determined without regard to the Materiality Requirement set forth in Section 12.18 (provided, however, that COP shall have no obligation under this Section 12.1(b) in the event that any member of the Duke Group breaches the covenant contained in Section 12.23(a)).

Section 12.2 [Intentionally Blank]

Section 12.3 Indemnification by Duke with respect to Empress System. Unless the Empress System is not transferred to Duke Transferee, Duke shall indemnify and hold harmless COP and each of its Subsidiaries against any and all Taxes of PTC or with respect to any of the assets or properties comprising the Empress System for any Post-Empress Closing Period (other than Taxes covered by the indemnification set forth in Section 12.1(b)), or that are permitted to be passed on to customers under regulatory accounting.

Section 12.4 Indemnification by Duke with respect to Canadian Assets Business. Duke shall indemnify and hold harmless Company and each of its Subsidiaries (other than Canadian Holding Company and the Canadian Assets Subsidiaries) and each member of the COP Group against any and all Taxes of the Canadian Holding Company or any Canadian Assets Subsidiary or with respect to any of the assets or properties comprising the Canadian Assets Business for any taxable period.

Section 12.5 No Basket and Cap on Tax Indemnities. Notwithstanding Section 10.5, the indemnification provided in Sections 12.1, 12.3 and 12.4 shall not be subject to the limitations set forth in Section 10.5.

Section 12.6 Procedures for Tax Proceedings. Notwithstanding Section 10.3:

(a) and notwithstanding any other provision, Duke shall be entitled to control in all respects, including with respect to settlement, any Tax Proceeding with respect to any consolidated, combined, affiliated or unitary group of which Duke or any member of the Duke Group is the common parent or any other consolidated, combined, affiliated or unitary Tax Returns that include any member of the Duke Group (whether or not such Tax Returns also include Company or any Subsidiary thereof) and neither COP nor any Subsidiary of COP shall be entitled to participate in any such Tax Proceeding.

(b) and notwithstanding any other provision, COP shall be entitled to control in all respects, including with respect to settlement, any Tax Proceeding with respect to any consolidated, combined, affiliated or unitary group of which COP or any member of the COP Group is the common parent or any other consolidated, combined, affiliated or unitary Tax Returns that include any member of the COP Group (whether or not such Tax Returns also include Company or any Subsidiary thereof) and neither Duke nor any Subsidiary of Duke shall be entitled to participate in any such Tax Proceeding.

(c) in the case of any Tax Proceeding (other than a Tax Proceeding described in Section 12.6(a) or (b)) relating to Taxes of PTC or the Empress System (or Taxes with respect to any of their respective assets or properties) (a “Section 12.6(c) Tax Proceeding”), the provisions of Section 10.3 shall apply; provided, however, that: (i) in the case of any Section 12.6(c) Tax Proceeding, for purposes of Section 10.3 and this Section 12.6(c), references to the “Agreement” or “Article X” in Article X shall also refer to this Article XII, “Indemnified Party” shall include the party seeking indemnification under this Article XII and “Indemnifying Party” shall include the party against whom an indemnification claim is asserted under this Article XII, (ii) the Indemnifying Party shall defend any Section 12.6(c) Tax Proceeding as if it were the only party in interest with respect to the Taxes covered by such Section 12.6(c) Tax Proceeding, (iii) in the case of a Section 12.6(c) Tax Proceeding for a taxable period that begins on or before the Applicable Closing Date and ends after such Applicable Closing Date, (A) in the case of a Section 12.6(c) Tax Proceeding relating to Taxes of PTC or the Empress System (or Taxes with respect to their respective assets or properties) whichever of Duke or COP, respectively, is reasonably expected to have the greater liability with respect to such Section 12.6(c) Tax Proceeding shall be considered the “Indemnifying Party” for purposes of Section 10.3 and this Section 12.6(c) and whichever of Duke or COP, respectively, is reasonably expected to have the lesser liability with respect to such Section 12.6(c) Tax Proceeding shall be considered the “Indemnified Party” for purposes of such Sections, and (B) the costs of such Section 12.6(c) Tax Proceeding shall be borne by the Indemnifying Party and the Indemnified Party in proportion to such expected liabilities, (iv) in the case of a Section 12.6(c) Tax Proceeding in which Duke or COP is the Indemnifying Party and COP or Duke is the Indemnified Party, the Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), enter into any settlement of any such Section 12.6(c) Tax Proceeding (provided further, however, that, in the event that the Indemnified Party withholds consent under this clause (iv) to a proposed settlement, the Indemnified Party shall assume the defense of such Section 12.6(c) Tax Proceeding at its sole cost for expenses incurred thereafter and the liability of the Indemnifying Party shall not exceed the amount that such liability would have been under the proposed settlement) and (v) in the case of a Tax Proceeding relating to Taxes of the Canadian Holding Company or a Canadian Assets Subsidiary (or Taxes with respect to any of their respective assets or properties) for a taxable period that ends on or before the Contribution Date or a taxable period that begins on or before the Contribution Date and ends after the Contribution Date, Section 3.1 of Annex B of the Contribution Agreement shall apply.

Section 12.7 Filing Responsibility.

(a) COP shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of PTC or with respect to the assets or properties comprising the Empress System for taxable periods ending on or prior to the Empress Closing Date. COP shall prepare and file, or shall cause to be prepared and filed, any consolidated, combined, affiliated or unitary Tax Return that includes PTC or the assets or properties comprising the Empress System for any Pre-Empress Closing Period. All such Tax Returns (other than any consolidated, combined, affiliated or unitary Tax Returns) shall be filed in a manner that is consistent with past practice; provided, that an election (if available) under subsection 256(9) of the Income Tax Act (Canada) shall be made in the appropriate Tax Return. Duke shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of PTC or with respect to the assets or properties comprising the Empress System for which COP does not have filing responsibility pursuant to the foregoing provisions of this Section 12.7(a). Any such Tax Return filed, or caused to be filed, by Duke that includes any Pre-Empress Closing Period shall be filed in a manner that is consistent with past practice of COP.

(b) Company shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Canadian Holding Company and each of the Canadian Assets Subsidiaries or with respect to the assets or properties comprising the Canadian Assets Business for taxable periods ending on or prior to the Second Closing Date. Company shall prepare and file, or shall cause to be prepared and filed, any consolidated, combined, affiliated or unitary Tax Return that includes the Canadian Holding Company or any Canadian Assets Subsidiary or the assets or properties comprising the Canadian Assets Business for any Pre-Second Closing Period. All such Tax Returns (other than any consolidated, combined, affiliated or unitary Tax Returns) shall be filed in a manner that is consistent with past practice; provided, that an election (if available) under subsection 256(9) of the Income Tax Act (Canada) shall be made in the appropriate Tax Return. Duke shall prepare and file, or shall cause to be prepared and filed, all other Tax Returns of the Canadian Holding Company and each of the Canadian Assets Subsidiaries or with respect to the assets or properties comprising the Canadian Assets Business for which Company does not have filing responsibility pursuant to the foregoing provisions of this Section 12.7(b). Any such Tax Return filed, or caused to be filed, by Duke that includes any Pre-Second Closing Period shall be filed in a manner that is consistent with past practice of Company.

Section 12.8 Cooperation and Exchange of Information. Duke, COP and Company shall (and shall cause their respective Subsidiaries to) cooperate with one another with respect to Tax matters. As soon as practicable, but in any event within 30 days after the request of Duke, COP or Company (referred to herein as a “Requesting Party”), from and after the Applicable Closing Date, Company, COP or Duke (referred to herein as the “Requested Party”) shall deliver to the Requesting Party such information and data concerning the Empress System Business or the Canadian Assets Business, respectively, and make available such employees as the Requesting Party may reasonably request (including providing the information and data reasonably required by the Requesting Party’s customary Tax and accounting questionnaires) in order to enable the Requesting Party to complete and file all Tax Returns which it may be required to file with respect to the Empress System Business or the Canadian Assets Business, respectively, or to respond to Tax audits or other inquiries relating to Taxes by any Governmental Entities with respect to such operations and otherwise to enable the Requesting Party to satisfy its accounting, Tax and other legitimate business requirements. Such cooperation and information shall include provision of powers of attorney to the Requesting Party relating to Tax matters (e.g., for the purpose of signing Returns and defending audits) and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Entity that relate to the Empress System Business or the Canadian Assets Business, respectively, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Entities and records concerning the ownership and tax basis of property, which the Requested Party may possess. The Requested Party shall (and shall cause its Subsidiaries to) make its respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding any other provision, (i) Duke shall not be required to provide any Person with any consolidated, combined, affiliated or unitary Income Tax Return or copy thereof that includes Duke or any other member of the Duke Group and (ii) COP shall not be required to provide any Person with any consolidated, combined, affiliated or unitary Income Tax Return or copy thereof that includes COP or any other member of the COP Group. At or prior to the Second Closing, Company shall deliver to Duke (a) existing schedules in the possession of the Company showing the cost amount and classification of property owned by the Canadian Holding Company and the Canadian Assets Subsidiaries for purposes of determining the future amortization, depreciation and any other Tax deductions for Canadian income tax purposes, in each case as reflected on the most recently filed Canadian Income Tax Returns of such entities, (b) existing schedules in the possession of the Company showing the accumulated earnings and profits of, and the aggregate regular tax basis of the assets owned by, the Canadian Holding Company and the Canadian Assets Subsidiaries for United States federal income tax purposes, in each case as reflected on the most recently filed United States federal Income Tax information returns with respect to such entities, and (c) existing copies of the Income Tax Returns in the possession of the Company filed by or on behalf of the Canadian Holding Company and the Canadian Assets Subsidiaries.

Section 12.9 COP Refunds with respect to Empress System. COP shall be entitled to any refunds or credits of Taxes of or with respect to PTC or with respect to any of the assets or properties comprising the Empress System attributable to or arising in any Pre-Empress Closing Period (plus any interest received with respect thereto), except to the extent that any such refund or credit is received by any member of the Duke Group after the Empress Closing and is required to be passed on to customers under regulatory accounting.

Section 12.10 [Intentionally Blank]

Section 12.11 Duke Refunds with respect to Empress System. Unless the Empress System is not transferred to Duke Transferee, Duke shall be entitled to any refunds or credits of Taxes of or with respect to PTC or with respect to any of the assets or properties comprising the Empress System attributable to or arising in any Post-Empress Closing Period (plus any interest received with respect thereto).

Section 12.12 Prompt Payment. Each Party shall promptly (and shall cause its Subsidiaries promptly to) forward to another Party or reimburse such other Party for any refund due such other Party (pursuant to the terms of this Article XII) after receipt thereof.

Section 12.13 Survival. The provisions of this Article XII (other than Sections 12.18(a), (b), (c) and (d) and Section 12.19) shall survive the Closing until the expiration of each statute of limitations or limitation period in respect of the assessment or reassessment of Taxes applicable to any Pre-Closing Period (or, to the extent relating to any Post-Closing Period, the expiration of the statute of limitations or limitation period in respect of the assessment or reassessment of Taxes applicable to such Post-Closing Period). The provisions of Sections 12.18(a), (b), (c) and (d) and Section 12.19 shall not survive the Closing. It is understood and agreed that neither Duke, COP nor Company provides any representations or warranties in respect of Taxes in this Agreement, other than the representations and warranties contained in this Article XII.

Section 12.14 Treatment of Indemnity Payments. Duke, COP and Company shall (and shall cause their respective Subsidiaries to) treat any indemnity payment made pursuant to this Agreement as an adjustment to the amount transferred, distributed or contributed pursuant to Section 3.2, as appropriate, unless otherwise required pursuant to a “determination” within the meaning of Code Section 1313(a) or any similar provision of state, local or foreign Tax law.

Section 12.15 Tax Sharing Agreements. Any Tax sharing agreement or arrangement between COP and PTC shall be terminated as of the Empress Closing Date and shall thereafter have no further effect for any taxable year (whether the current year, a future year, or a past year). Any Tax sharing agreement or arrangement between the Canadian Holding Company and any of the Canadian Asset Subsidiaries, on the one hand, and the Company or any of its other Subsidiaries, on the other hand, shall be terminated as of the Second Closing Date and shall thereafter have no further effect for any taxable year (whether the current year, or future year, or a past year).

Section 12.16 Allocation of Certain Taxes.

(a) In the case of any Taxes that are imposed on a periodic basis and are payable for a period that begins on or before an Applicable Closing Date and ends after such Applicable Closing Date (or, for Canadian income Tax purposes in the case of PTC, that begins prior to the Applicable Closing and ends after such Applicable Closing), the portion of such Tax that shall be allocable to the portion of the period ending on such Applicable Closing Date (or, for Canadian income Tax purposes in the case of PTC, immediately prior to the Applicable Closing) shall (i) in the case of any Taxes, other than Income Taxes and Taxes based upon or related to receipts, be deemed to be the amount of such Taxes for the entire period, whether actually paid before, during, or after such period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on (and including) such Applicable Closing Date and the denominator of which is the number of calendar days in the entire period, and (ii) in the case of any Taxes based upon or related to income, net income, capital gains or receipts (including but not limited to withholding Taxes), be deemed equal to the amount which would be payable if the taxable year ended on the close of business on such Applicable Closing Date (or, for Canadian income Tax purposes in the case of PTC, if the taxable year ended immediately prior to the Applicable Closing); provided, however, that any franchise Tax measured by assets or capital shall be allocable to the taxable period for which the right to do business obtained by the payment of such franchise Tax relates, regardless of whether such franchise Tax is measured by assets or capital relating to another taxable period. Clause (i) of the preceding sentence shall be applied with respect to Taxes, if any, for such period relating to capital (including net worth or long-term debt) or intangibles by reference to the level of such items on such Applicable Closing Date. The portion of any Taxes (or refunds) that are imposed on a periodic basis, payable for a period that begins on or before the Applicable Closing Date and ends after such Applicable Closing Date (or, for Canadian income Tax purposes in the case of PTC, that begins prior to the Applicable Closing and ends after such Applicable Closing) and not allocable to the portion of such period ending on such Applicable Closing Date (or, for Canadian income Tax purposes in the case of PTC, immediately prior to the Applicable Closing) shall be allocable to the portion of the period beginning after such Applicable Closing Date (or, for Canadian income Tax purposes in the case of PTC, at the Applicable Closing).

(b) If the amount of any Tax described in Section 12.16(a), or any refund thereof or credit therefor, is voluntarily redetermined or redetermined by a Taxing Authority, the principles of Section 12.16(a) shall apply to the amount as so redetermined.

Section 12.17 Predecessors and Successors. For purposes of this Article XII, any reference to a corporation shall include a reference to any limited liability company or corporation into which such corporation is merged, amalgamated or converted and any reference to a limited liability company shall include a reference to any corporation which merged into, or was converted into, such limited liability company or corporation.

Section 12.18 COP Tax Representations with respect to Empress System. Unless an Empress Contingency existed on the First Closing Date, COP hereby represents and warrants that, except (i) as disclosed in Schedule 12.18 of the COP Disclosure Schedule or (ii) to the extent that any breach, failure or inaccuracy, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PTC or the assets or properties comprising the Empress System:

(a) All Tax Returns that are required to be filed by or with respect to PTC or with respect to the assets or properties comprising the Empress System have been duly filed with the appropriate Taxing Authority within the times and in the manner prescribed by applicable law, and all such Tax Returns are complete and accurate and reflect accurately all liability for Taxes of PTC or with respect to the assets or properties comprising the Empress System for the periods covered thereby.

(b) All Taxes due and payable by PTC or with respect to the assets or properties comprising the Empress System have been paid in full within the time required by applicable law, regardless of whether such Taxes have been assessed or are shown or required to be shown on any Tax Return. All assessments and reassessments in respect of Taxes that have been received by PTC or with respect to the assets or properties comprising the Empress System have been paid in full. Neither PTC nor ES Transferor has received any refund of Taxes to which it was not entitled.

(c) The liability for Taxes of PTC or with respect to the assets or properties comprising the Empress System has been assessed by all relevant Taxing Authorities for all periods up to and including those set forth in Section 12.18 of the COP Disclosure Schedule. The only taxation years of PTC or with respect to the assets or properties comprising the Empress System that remain open for the assessment or reassessment of additional Taxes are those set out in Section 12.18 of the COP Disclosure Schedule. There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes or the filing of any Tax Return or any payment of Taxes by or with respect to PTC or the assets or properties comprising the Empress System.

(d) Each of ES Transferor and PTC has withheld and collected all amounts required by applicable law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Taxing Authority within the time prescribed under any applicable Law.

(e) At the time of the Applicable Closing, the property nominally owned by PTC will be owned beneficially by CFC for Canadian income tax purposes, and for periods following the reorganization of the ownership of the Empress System separating title and beneficial ownership COP has consistently treated PTC for U.S. federal income tax purposes as not the tax owner of the property nominally owned by PTC.

Section 12.19 Company Tax Representations with respect to Canadian Assets Business. Company hereby represents and warrants to Duke that, except (i) as disclosed in Schedule 12.19 of the Company Disclosure Schedule or (ii) to the extent that any breach, failure or inaccuracy, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Canadian Holding Company, the Canadian Assets Subsidiaries, or on the assets or properties comprising the Canadian Assets Business:

(a) As of the date of this Agreement, all Tax Returns that are required to be filed by or with respect to the Canadian Holding Company or any of the Canadian Assets Subsidiaries or with respect to the assets or properties comprising the Canadian Assets Business have been duly filed and all such Tax Returns are complete and accurate.

(b) As of the date of this Agreement, all Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full.

(c) As of the date of this Agreement, no waivers of statutes of limitation have been given by or requested with respect to any Tax Returns of the Canadian Holding Company or any of the Canadian Assets Subsidiaries or with respect to the assets or properties comprising the Canadian Assets Business.

Section 12.20 Tax Characterization of Transactions.

(a) Transactions in Connection with Formation of Company. Each of Duke, COP and Company shall (and agree that the affiliated group for U.S. federal income tax purposes that reports the income of each shall) (and Duke agrees that it shall cause Duke Energy and the affiliated group for U.S. federal income tax purposes that reports the income of Duke Energy to) take no action or position inconsistent with (or that could reasonably be expected to be viewed by the Internal Revenue Service as inconsistent with), and shall make or cause to be made all applicable elections with respect to: (i) the treatment of Company (or any successor thereto) as a partnership for U.S. federal income tax purposes and the treatment of each of the Flow Through Subsidiaries (or any successor thereto) as a partnership or disregarded entity for U.S. federal income tax purposes; (ii) the treatment of Company as not being a publicly traded partnership for United States federal income tax purposes; (iii) for all periods (or portions thereof) prior to the First Closing, the allocation of the Financing under Regulation Section 1.752-3(a)(3) among the Members in proportion to their Percentage Interests as of the Contribution Date; (iv) the treatment of the contribution to the Company by DEFS Holding pursuant to Section 2.2 of the Contribution Agreement as a contribution pursuant to Code Section 721, the treatment of the distribution to DEFS Holding pursuant to Section 3.2(c)(2) of the Contribution Agreement (as adjusted pursuant to Section 3.3 thereof) as a distribution pursuant to Code Section 731 and the treatment that, for purposes of the Code, neither such contribution nor such distribution is a transfer that constitutes a sale or exchange (or portion thereof) of property in whole or in part to the Company by a Member in the Company acting in a capacity other than as a Member of the Company; and (v) the treatment of the contribution to the Company by CPGC pursuant to the CPGC Contribution as a contribution pursuant to Code Section 721, the treatment of the CPGC Distribution as a distribution pursuant to Code Section 731 and the treatment that, for purposes of the Code, neither the CPGC Contribution nor the CPGC Distribution is a transfer that constitutes a sale or exchange (or portion thereof) of property in whole or in part to the Company by a Member in the Company acting in a capacity other than as a Member of the Company (except in the case of this clause (v) that Duke, COP and the Company shall (and agree that the affiliated group for U.S. federal income tax purposes that reports the income of each shall) (and Duke agrees that it shall cause Duke Energy and the affiliated group for U.S. federal income tax purposes that reports the income of Duke Energy to) treat (except to the extent Duke, COP, the Members and the Company agree in writing or are required by a neutral nationally-recognized law firm or accounting firm designated by Duke and COP by mutual agreement (the “Neutral Firm”) to treat otherwise) an amount of the CPGC Distribution equal to the Disguised Sale Amount as proceeds of a sale by CPGC to the Company under Code Section 707(a) and an amount of the CPGC Contribution equal in fair market value to the Disguised Sale Amount as property that is sold by CPGC to the Company under Code Section 707(a) (such property treated as having been sold having regular federal income tax basis equal to the aggregate regular Federal income tax basis of the property contributed in the CPGC Contribution multiplied by a fraction the numerator of which is the Disguised Sale Amount and the denominator of which is the value of the property contributed in the CPGC Contribution, such value being for this purpose $2,139,500,000)). Capitalized terms used in this Section 12.20(a) but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Second Amended and Restated LLC Agreement.

(b) Transactions Pursuant to this Agreement. For U.S. federal income tax purposes, Duke, COP and Company agree to file (and agree that the affiliated group for U.S. federal income tax purposes that reports the income of each shall file) (and Duke agrees that it shall cause Duke Energy and the affiliated group for U.S. federal income tax purposes that reports the income of Duke Energy to file) their respective federal income Tax Returns on a basis that is consistent, and agree not to take (and agree that the affiliated group for U.S. federal income tax purposes that reports the income of each shall not take) (and Duke agrees that it shall cause Duke Energy and the affiliated group for U.S. federal income tax purposes that reports the income of Duke Energy not to take) any position for U.S. federal income tax purposes that is inconsistent, with the following (in each case unless either (i) required to do otherwise pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Tax law) or (ii) there is a change in applicable law or regulation):

(1) The fair market value of the membership interests in Company as of December 31, 2004 was $6,797,969,547 plus an amount determined by dividing the COP Excess Canadian Cash by 30.3%.

(2) The sale of the Subject Company Equity Interest by DEFS Holding to COP Transferee will be treated as a sale by a partner of an interest in a partnership to which Sections 741 and 751 of the Code apply. The fair market value of the Subject Company Equity Interest as of December 31, 2004 was $440 million.

(3) The distribution of 100% of the TEPPCO GP Sale Proceeds Amount by Company to DEFS Holding will be treated as a distribution to DEFS Holding of money to which Sections 731(a), 733 and 751 of the Code apply; provided, however, that for purposes of Section 751(b), the interest in Company property of each of DEFS Holding and CPGC after the transactions contemplated by this Agreement shall be determined (i) giving effect to the adjustment to the Book Value (as defined in the Second Amended and Restated LLC Agreement) of all Company assets by reason of clauses (1)(A) and (1)(B) of such definition and (ii) taking into account reverse Code Section 704(c) allocations.

(4) The distribution of the Equity Interests in the Canadian Holding Company by Company to DEFS Holding will be treated as a distribution by a partnership of property to a partner to which Sections 731(a), 731(b), 732(a) and 733 of the Code apply. The fair market value of the Equity Interests in the Canadian Holding Company as of the Second Closing Date is equal to $300 million plus an amount determined by dividing the COP Excess Canadian Cash by 30.3%.

(5) The purchase by Duke Transferee of the Empress System Business will be treated as a purchase of the Empress System Business from ES Transferor for $233 million and the assumption by Duke Transferee of the Assumed Liabilities.

(6) The contribution of the Second Closing Cash Amount in cash by CPGC to Company pursuant to Section 2.2(d) will be treated as a contribution of money by a partner to a partnership to which Sections 721 and 722 of the Code apply.

(7) The transactions described in Section 12.20(b)(2), (3), (4) and (6) will result in a reduction in the DEFS Holding’s Percentage Interest from 69.7% to 50% based upon the values of such transactions and of the membership interests in Company set forth above, subject to any adjustment to such values as agreed by the parties.

(8) The purchase price paid for the Empress System Business (including the Assumed Liabilities) shall be allocated among the Empress System Business in accordance with a schedule to be agreed upon by Duke and COP within 60 days following the Empress Closing (provided that, if Duke and COP have not agreed on such schedule by such date then such schedule shall be determined by the Neutral Firm) and such allocation schedule shall be used in filing all United States Federal Income Tax Returns, including Internal Revenue Service Form 8594, and all Canadian Income Tax Returns.

(9) Any contribution of cash pursuant to Section 3.3(a)(ii) by Company to Canadian Holding Company will be treated as a contribution to a corporation to which Section 351 of the Code applies.

(10) Any distribution of cash pursuant to Section 3.3(b) to DEFS Holding and CPGC will be treated as a distribution by a partnership to which Sections 731(a) and 733 of the Code apply, and any contribution of cash pursuant to Section 3.3(b) by DEFS Holding and CPGC will be treated as a contribution to a partnership to which Section 721 of the Code applies.

Section 12.21 Intentionally Omitted. This Section 12.21 has been intentionally omitted.

Section 12.22 Canadian Tax Matters.

(a) ES Transferor and Duke Transferee will, on or before the Empress Closing Date, jointly execute an election, in prescribed form and containing the prescribed information, to have subsection 167(1) of the Excise Tax Act (Canada) and any equivalent, analogous or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax apply to the sale and purchase of the Empress System Business hereunder. ES Transferor and Duke Transferee will make such elections in prescribed form containing prescribed information and Duke Transferee shall file such election(s) in compliance with the requirement of the applicable law.

(b) ES Transferor and Duke Transferee will jointly complete and execute elections under section 22 of the Income Tax Act (Canada) and under any equivalent, analogous or corresponding provision under applicable Canadian provincial or territorial legislation as to the sale of any accounts receivable comprising the Empress System as soon as practicable following the Empress Closing Date, but in any event no later than 30 days prior to the earliest time that either ES Transferor or Duke Transferee is required to file its tax return under the Income Tax Act (Canada) or provincial taxing legislation for the taxation year in which the Empress Closing Date occurs. Such elections will designate therein the applicable portion of the purchase price as the consideration paid by ES Transferor for such accounts receivable in accordance with the allocation made pursuant to Section 12.20(b)(8) and ES Transferor and Duke Transferee will each file such election in a timely manner.

(c) ES Transferor and Duke Transferee shall, if so requested by Duke Transferee, file in mutually agreeable form elections under subsection 20(24) of the Income Tax Act (Canada) and under any equivalent, analogous or corresponding provision under applicable Canadian provincial or territorial legislation, in the form and manner and within the time prescribed by applicable law, with respect to undertakings arising from the operation of the Empress System Business and which undertakings are of the type described in subsection 20(24) of the Income Tax Act (Canada). ES Transferor and Duke Transferee acknowledge that ES Transferor is transferring assets to Duke Transferee which have a value equal to the amount specified pursuant to Section 12.20(b)(8) as consideration for the assumption by Duke Transferee of ES Transferor’s obligations in respect of such undertakings.

(d) To the extent legally able to do so, ES Transferor shall deliver any certificates required by the sales tax legislation of any province to the effect that all requisite taxes and other amounts under the relevant sales tax legislation have been paid by ES Transferor.

Section 12.23 Covenant of Duke.

(a) No member of the Duke Group shall take any action or position that is inconsistent with the representations contained in Section 12.18(e).

(b) Duke Transferee (for purposes of the transfer of the Empress System from CFC) will be registered under Part IX of the Excise Tax Act (Canada) before the Applicable Closing Date.

Section 12.24 Coordination. To the extent there is a conflict between Annex B of the Contribution Agreement and this Article XII (or to the extent the provisions of Annex B of the Contribution Agreement and this Article XII do not assign the obligation, control right or refund with respect to any Tax to the same Party), the provisions of this Article XII shall control. Section 8.3(d) of the Second Amended and Restated LLC Agreement and any other provisions in that Agreement regarding the Tax Committee are for the benefit of COP and Duke and shall not be amended without their consent. If any Transfer (as defined in the Second Amended and Restated LLC Agreement) of a Company Interest (as defined in the Second Amended and Restated LLC Agreement) that is owned by COP (or any of its Affiliates) (a “COP Transfer”), on one hand, or Duke (or any of its Affiliates) (a “Duke Transfer”), on the other hand, would result in a termination of the Company pursuant to Section 708(b)(1)(B) of the Code, such Transfer shall not be made without the prior written consent of Duke (in the case of a COP Transfer) or COP (in the case of a Duke Transfer).

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered (including by facsimile) to the other Parties.

Section 13.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(b) Each Party irrevocably submits to the jurisdiction of any Delaware state court or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Parties further agree, to the extent permitted by-law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(d) Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each Party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 13.2.

Section 13.3 Entire Agreement. This Agreement and the schedules and exhibits hereto, together with the Confidentiality Agreement between Duke Capital LLC and ConocoPhillips dated February 2, 2005, contain the entire agreement between the Parties with respect to the subject matter hereof and supercedes in all respects the Term Sheet between Duke Energy and COP dated February 23, 2005, which has been terminated pursuant to the Term Sheet Termination Agreement, and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. Except for Sections 7.9 and 7.12, Article X and Article XII, which are intended to benefit, and to be enforceable by, any of the indemnified parties thereunder, this Agreement is not intended to confer upon any Person not a Party (and their successors and assigns) any rights or remedies hereunder.

Section 13.4 Expenses. Any sales, use, transfer, gains, excise or similar Taxes (but not Income Taxes) incurred in connection with any transfers required by this Agreement shall be paid and borne as follows:

(a) with respect to any transfer between Company, on the one hand, and Duke or any of its Affiliates (other than Company and its Subsidiaries), on the other hand, 50% by each of the transferor and the transferee;

(b) with respect to any transfer between Company, on the one hand, and COP or any of its Affiliates (other than Company and its Subsidiaries), on the other hand, 50% by each of the transferor and the transferee;

(c) with respect to any transfer between Duke or any of its Affiliates, on the one hand, and COP or any of its Affiliates (other than Company and its Subsidiaries), on the other hand, 50% by each of the transferor and the transferee; provided, however, that (i) Duke Transferee shall bear 100% of any Goods & Services Tax (plus any interest, penalties or other additions with respect to such Goods & Services Tax) imposed by the Excise Tax Act (Canada) resulting from, arising out of or relating to the transfer of the Empress System Business by COP to Duke Transferee, and (ii) notwithstanding the preceding clause (i), COP shall indemnify and hold harmless each member of the Duke Group against any interest, penalties or other additions with respect to such Goods & Services Tax that arise by reason of any action or inaction on the part of any member of the COP Group that causes the election under subsection 167(1) of the Excise Tax Act (Canada) to be invalid (including the election not being applicable as a result of there being more than one ES Transferor) (provided, however, that in the case of any Tax Proceeding related to any such interest, penalties or other additions with respect to such Goods & Services Tax, the provisions of Section 10.3 and 12.6(c) shall apply and, for purposes of such provisions, COP shall be the “Indemnifying Party” and Duke shall be the “Indemnified Party”); and

(d) with respect to any transfers between Company or any Company Retained Subsidiary, on the one hand, and Canadian Holding Company or any of the Canadian Assets Subsidiaries, on the other hand, 100% by Company.

Section 13.5 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to COP:

ConocoPhillips

        600 North Dairy Ashford Road

        Houston, Texas 77079-1175

        Attention: Wayne C. Byers

        Fax No.: (281) 293-4111

        With a copy to:

        Wachtell, Lipton, Rosen & Katz

        51 West 52nd Street

        New York, New York 10019

        Attention:    Andrew R. Brownstein

                              Gregory N. Racz

        Fax No.:        (212) 403-2000

(b)	If to Duke:

        c/o Duke Energy Corporation

        5400 Westheimer Court, 8th Floor

        Houston, Texas 77056-5310

        Attention: Wayne Wiesen

        Fax No.: (713) 386-4087

        With a copy to:

        Vinson & Elkins L.L.P.

        First City Tower

        1001 Fannin Street, Suite 2300

        Houston, Texas 77002-6760

        Attention: Bruce R. Bilger

        Fax No.: (713) 615-5429

(c)	If to Company:

        Duke Energy Field Services, LLC

        370 17th Street, Suite 2500

        Denver, Colorado 80202

        Attention: Brent Backes

        Fax No.: (303) 605-8902

        and on or prior to the Second Closing, with a copy to:

        ConocoPhillips

        600 North Dairy Ashford Road

        Houston, Texas 77079-1175

        Attention: Wayne C. Byers

        Fax No.: (281) 293-4111

        Duke Energy Corporation

        5400 Westheimer Court, 8th Floor

        Houston, Texas 77056-5310

        Attention: Wayne Wiesen

        Fax No.: (713) 386-4087

Section 13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party.

Section 13.7 Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 13.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties. All other Parties may, only by an instrument in writing, waive compliance by a Party with any term or provision of this Agreement on the part of such Party hereto to be performed or complied with. The waiver by the Parties of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 13.9 Schedules. The disclosure or inclusion of any matter or item in any Schedule to the COP Disclosure Schedule, the Duke Disclosure Schedule or the Company Disclosure Schedule shall not be deemed an acknowledgment or admission that any such matter or item is required to be disclosed or is material for purposes of the representations and warranties set forth in this Agreement or whether the subject matter of such disclosure may have a Material Adverse Effect on the Canadian Assets Business or the Empress System

Business. None of COP, Duke or Company shall be prejudiced in any manner whatsoever by, and no presumptions shall be created by virtue of, any disclosure of any matter in the COP Disclosure Schedule, the Duke Disclosure Schedule or the Company Disclosure Schedule, respectively, which is not expressly required to be disclosed under this Agreement. Information disclosed in any schedule hereto shall only constitute a disclosure with respect to the specific Section of this Agreement in which such schedule is referenced.

Section 13.10 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 13.11. Interpretation. For the purposes of this Agreement, “knowledge” shall mean, with respect to COP, except as otherwise specified in this Agreement, the actual knowledge (after due inquiry) of the persons identified in Schedule 13.11 of the COP Disclosure Schedule, with respect to Company, the actual knowledge (after due inquiry) of the persons identified in Schedule 13.11 of the Company Disclosure Schedule, and with respect to Duke, the actual knowledge (after due inquiry) of the persons identified in Schedule 13.11 of the Duke Disclosure Schedule. The phrase “including” shall be deemed to be followed by “without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or article in which such words appear. For the avoidance of doubt, the term “applicable law” or “applicable laws” shall be deemed to refer to applicable laws in both the United States and Canada, in addition to any other applicable laws. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 13.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any Party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the Parties shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

[signatures on the following page]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

CONOCOPHILLIPS

By:	/s/ John E. Lowe
Name:	John E. Lowe
Title:	Executive Vice President, Planning, Strategy and Corporate Affairs

DUKE CAPITAL LLC

By:	/s/ Paul H. Barry
Name:	Paul H. Barry
Title:	Vice President

DUKE ENERGY FIELD SERVICES, LLC

By:	/s/ Brent L. Backes
Name:	Brent L. Backes
Title:	Vice President, General Counsel and Secretary

[Signature Page to Reorganization Agreement]